Filed Pursuant to Rule 424(b)(3)

Registration No. 333-127245

PROSPECTUS

$150,000,000

1.375% Convertible Senior Subordinated Notes due 2025 and Shares of

Common Stock Issuable Upon Conversion of the Notes

On July 18, 2005, we issued and sold $150,000,000 aggregate principal amount of our 1.375% Convertible Senior Subordinated Notes due 2025 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

Interest is payable on January 1 and July 1, commencing January 1, 2006. In addition, beginning with the six-month period commencing July 1, 2011, we will also pay contingent interest during any six-month period in which the trading price of the notes, measured over a specified number of trading days, is 120% or more of the principal amount of the notes.

During the periods described herein, holders may convert their notes into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value equal to the applicable conversion rate multiplied by the weighted average price of our common stock measured over a specified number of trading days. The initial conversion rate is 21.0084 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $47.60 per share), subject to adjustment.

The notes will be convertible at any time on or prior to the trading day preceding June 1, 2011 only during specified periods under the following circumstances: (1) subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the notes is less than 103% of the conversion value; (2) if a fundamental change occurs; or (3) upon the occurrence of specified corporate transactions. On and after June 1, 2011 until the trading day preceding the maturity date, holders may convert their notes at any time as described above regardless of the foregoing circumstances.

With respect to each $1,000 principal amount of notes surrendered for conversion, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return (the “net share amount”). The number of net shares to be delivered will be determined by dividing the net share amount by the weighted average price of our common stock measured over a specified number of trading days.

In addition, if a fundamental change occurs prior to July 1, 2011, we will increase, for the time periods specified herein, the conversion rate under the circumstances described herein. Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 23.6407 per $1,000 principal amount of notes, subject to adjustment.

Each holder may require us to repurchase in cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any on July 1, 2011, July 1, 2016 and July 1, 2021 or at any time prior to maturity upon a fundamental change.

We may redeem some or all of the notes on or after July 6, 2011 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any.

The notes will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Certain United States Federal Income Tax Considerations.”

Our common stock is listed on the New York Stock Exchange under the symbol “EYE.” The last reported sale price of our common stock on November 30, 2005 was $42.41 per share.

The notes are not listed on any securities exchange or included in any automated quotation system.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 6.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “EYE” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. You may find additional information about us and our subsidiaries at http://www.amo-inc.com. The information on our website is not a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information in such future filings deemed, under SEC rules, not to have been filed), after the date of this prospectus and until we have sold all of the notes to which this prospectus relates or this offering is otherwise terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 2, 2005;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 25, June 24 and September 30, 2005, filed on April 29, 2005, August 1, 2005 and November 8, 2005, respectively; and

•	our Current Reports on Form 8-K, filed on January 3, 2005, January 5, 2005, January 13, 2005, March 7, 2005, March 22, 2005, April 18, 2005, May 18, 2005, May 31, 2005, July 13, 2005 (2), July 19, 2005, July 27, 2005, November 2, 2005 (relating to Item 2.05), November 22, 2005 and November 28, 2005, and on Form 8-K/A, filed on September 9, 2004 and July 13, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Tel.: (714) 247-8348

Attention: Erika Richmond

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Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

The information incorporated by reference in this prospectus is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement.

TRADEMARKS AND TRADE NAMES

We own or have rights to use certain trademarks or tradenames that we use in conjunction with the sale of our products, including, without limitation, each of the following: Advanced Medical Optics® (and design), Amadeus™, AMO™, Array™ (and design), Baerveldt®, blink contacts™, Blink-n-Clean®, CeeOn®, ClariFlex™, ComfortPLUS®, COMPLETE®, COMPLETE MoisturePLUS™, COMPLETE Rapidcare™, Consept™ F, Consept 1 Step™, Endosol™, GMAqua™, Healon®, Healon5® (and design™), Healon GV®, Injector Ring™, Innovating Vision™, LC65™, Lens Plus®, Ocupure™, OptiEdge™, Oxysept®, Oxysept 1 Step™, PhacoFlex® II, Proficient™, ReZoom™ (and design), Sensar®, Sovereign®, Sovereign Compact®, SI30NB®, SI40NB®, Stabileyes™, Stylus®, Tecnis®, The Unfolder®, Total Care®, UltraCare®, Ultrazyme®, Verisyse™, Vitrax®, and WhiteStar® (and design™).

As a result of our merger with VISX, Incorporated, we also own or have rights to the following trademarks or tradenames: VISX®, VISX STAR®, VISXPRESS®, VISX STAR S2™, VISX STAR S3®, STAR S2™, STAR S3®, VISX STAR S4™, STAR S4™, VISX STAR S3 ActiveTrak®, VISX University®, Custom Vue® (and design), PreVue®, CUSTOM-CAP®, VSS™, VisionKey®, WaveScan®, and WaveScan WaveFront®.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus and the information incorporated by reference herein, including, without limitation, statements as to the anticipated effects and benefits of the VISX merger, any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Some of the factors that might cause actual results to differ materially from the forward-looking statements made in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to, the following:

•	Uncertainties associated with the research and development and regulatory processes;

•	Our ability to make and integrate acquisitions or enter into strategic alliances;

•	Exposure to risks associated with doing business outside of the United States, where we conduct a significant amount of our sales and operations;

•	Foreign currency risks and fluctuation in interest rates;

•	Our ability to introduce new commercially successful products in a timely manner;

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•	Our ability to maintain a sufficient and timely supply of products we manufacture;

•	Our reliance on sole source suppliers for raw materials and other products;

•	Intense competition from companies with substantially more resources and a greater marketing scale;

•	Risks and expenses associated with our ability to protect our intellectual property rights;

•	Risks and expenses associated with intellectual property litigation and infringement claims;

•	Unexpected losses due to product liability claims, product recalls or corrections, or other litigation;

•	Our ability to maintain our relationships with health care providers;

•	Risks, uncertainties and delays associated with extensive government regulation of our business, including risks associated with regulatory compliance, quality systems standards, and complaint-handling;

•	Our ability to attract, hire and retain qualified personnel;

•	Risks associated with indemnification obligations and potential tax liabilities associated with our spin-off from Allergan;

•	Our significant debt, which contains covenants limiting our business activities;

•	The impact of a change in the accounting treatment of stock options or other significant changes to generally accepted accounting principles;

•	Risks associated with our ability to successfully integrate VISX and realize the benefits of the combined company;

•	Changes in market acceptance of laser vision correction;

•	The possibility of long-term side effects and adverse publicity regarding laser correction surgery;

•	The effect of weak or uncertain general economic conditions on the ability of individuals to afford laser vision correction; and

•	Reliance on a small number of customers for a significant portion of our laser vision correction revenues.

Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading “Risk Factors” in this prospectus and in our filings with the SEC.

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

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SUMMARY

This summary highlights some important information about our business and about this offering. It does not include all of the information you should consider before deciding to purchase any notes or shares of our common stock. Please review this entire prospectus and the information incorporated herein by reference, including the risk factors section and our consolidated financial statements and related notes before you decide to purchase any notes or shares of our common stock.

On May 27, 2005, we completed our acquisition of VISX through a merger transaction. Except as otherwise indicated in this prospectus or as the context may otherwise indicate, in this prospectus the words “we,” “our,” “us” and “AMO” refer to Advanced Medical Optics, Inc. and its subsidiaries, including VISX after consummation of the VISX merger, and “VISX” means VISX, Incorporated and its subsidiaries prior to and after consummation of the VISX merger, as applicable.

Our Company and the VISX Merger

We are a global leader in the development, manufacture and marketing of medical devices for the eye. On May 27, 2005, we completed our acquisition of VISX for a total consideration of approximately $1.38 billion, consisting of approximately 27.8 million shares of our common stock, the fair value of VISX stock options converted to AMO stock options and approximately $176.2 million in cash. Prior to the VISX merger, we had two major product lines: ophthalmic surgical and eye care. Our ophthalmic surgical product line provides medical devices for use in the cataract and refractive surgery markets. In the cataract surgery market, we focus on the four key products required for cataract surgery—foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. In the refractive surgery market, in addition to IOLs and viscoelastics, we market microkeratomes for use in the LASIK procedure. Our eye care product line provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners and contact lens rewetting drops. In 2004, we began selling contact lenses in Europe, as well. Our products were sold in approximately 60 countries, and we had direct operations in approximately 20 countries.

In June 2004, we completed our acquisition of Pfizer Inc.’s ophthalmic surgical business, which expanded our viscoelastic and IOL product offerings, allowing us to offer a more comprehensive portfolio of products required to perform cataract surgery. We acquired the Healon family of viscoelastic products and the Tecnis and CeeOn IOL brands. The addition of the Healon family, one of the leading viscoelastic brands, significantly expanded our viscoelastic product line. The Tecnis and CeeOn IOL brands further strengthened our position in the ophthalmic surgery market with the Tecnis multifocal IOL brand expanding our product offerings into the refractive correction market. We also acquired the Baerveldt glaucoma shunt, or drainage device, which provided an entry for us into the glaucoma market.

As a result of the VISX merger, we are a leader in the design and development of proprietary technologies and systems for laser vision correction of refractive vision disorders. VISX products include the VISX STAR Excimer Laser System, which is a fully integrated ophthalmic medical device incorporating an excimer laser and a computer driven workstation; the VISX WaveScan System, which is a diagnostic device that uses laser beam technology to measure comprehensive refractive errors of the eye and derive comprehensive refractive information about a patient’s individual optical system; and VISX treatment cards, which provide the user with specific access to proprietary software and are required to operate the VISX STAR Excimer Laser System.

We sell the VISX products worldwide. The majority of revenues from the VISX business are generated through licensing fees charged for the performance of laser vision correction using the VISX STAR Excimer Laser System. The license fee charged for a particular procedure depends on whether the procedure is performed in the United States or internationally, and the type of procedure involved. VISX has also licensed its technology to other laser system companies and generally receives royalties for the sale of its systems or for procedures that are performed in the United States using its systems.

We were incorporated in Delaware in October 2001 as a subsidiary of Allergan, Inc. (“Allergan”). Allergan spun-off our company to its stockholders by way of a distribution of all of our shares of common stock on June 29, 2002. As a result of our spin-off from Allergan, we are a publicly traded, independent company and Allergan has no continuing stock ownership in us. Our principal executive offices are located at 1700 E. St. Andrew Place, Santa Ana, California 92705. Our telephone number is (714) 247-8200. Our website can be found at www.amo-inc.com. Information on our website is not deemed to be a part of this prospectus.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see the sections entitled “Description of the Notes” and “Description of Capital Stock” in this prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us” and “AMO” refer only to Advanced Medical Optics, Inc. and not any of its subsidiaries.

Issuer	Advanced Medical Optics, Inc.

Notes Offered	$150.0 million aggregate principal amount of 1.375% Convertible Senior Subordinated Notes due 2025.

Payment at Maturity	July 1, 2025.

Interest	1.375% per year. Interest will be payable in cash on January 1 and July 1 of each year, beginning January 1, 2006.

Contingent Interest	Beginning with the six-month interest period commencing July 1, 2011, we will pay contingent interest in cash during any six-month interest period in which the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of the notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

Ranking	The notes will be our general unsecured senior subordinated obligations. Accordingly, they will be:

•      subordinated in right of payment to all of our existing and future indebtedness, including our senior credit facility, but excluding indebtedness that expressly provides that it ranks equal or subordinate in right of payment to the notes;

•      equal in right of payment to all of our existing and future senior subordinated indebtedness, including our 2.50% convertible senior subordinated notes due 2024 and our 3 1/2% convertible senior subordinated notes due 2023; and

• senior in right of payment to all of our future subordinated indebtedness.

In addition, our secured creditors, including the lenders under our senior credit facility, will have a prior claim, ahead of the notes, on the assets securing their secured debt, and the creditors of our subsidiaries, including the lenders under our senior credit facility in the case of our subsidiaries that are guarantors of the senior credit facility, will have a prior claim, ahead of the notes, on the assets of such subsidiaries.

As of September 30, 2005, we (excluding our subsidiaries) had:

•      total senior indebtedness of approximately $96.5 million, all of which was secured by substantially all of our assets, and the ability to borrow under our senior credit facility additional senior secured indebtedness of approximately $194.7 million;

• total senior subordinated indebtedness of approximately $505.6 million; and

• no indebtedness contractually subordinated to the notes.

As of September 30, 2005, our subsidiaries had approximately $148.1 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities, all of which had a prior claim, ahead of the notes, on the assets of those subsidiaries.

Conversion Rights	Holders may convert their notes into cash or, under certain circumstances, cash and shares of our common stock at any time on or prior to the trading day preceding June 1, 2011, subject to prior redemption or repurchase only during the specified periods under the following circumstances:

•      during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 103% of the conversion value, which equals the product of the closing sale price of our common stock and the conversion rate then in effect; or

• if a fundamental change occurs; or

• during prescribed periods upon the occurrence of certain corporate events described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions.”

On and after June 1, 2011, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the notes will be convertible into cash and, if applicable, shares of our common stock regardless of the foregoing circumstances.

The initial conversion rate is 21.0084 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $47.60 per share, subject to adjustment, as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

At the time notes are tendered for conversion, for each $1,000 principal amount of notes converted, a holder will be entitled to receive cash and shares of our common stock, if any, the aggregate value of which (the “conversion value”) will be determined by multiplying the applicable conversion rate by the average of the daily volume weighted average price of our common stock for each of the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion (the “ten day weighted average price”). With respect to each $1,000 principal amount of notes surrendered for conversion, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return (the “net share amount”). The number of net shares to be delivered will be determined by dividing the net share amount by the ten day weighted average price of our common stock measured over a specified number of trading days. Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 23.6407 per $1,000 principal amount of notes, subject to adjustment.

Upon any conversion, subject to certain exceptions, holders will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. See “Description of Notes—Conversion Rights.”

Make Whole Amount	On or prior to July 1, 2011, upon the occurrence of a fundamental change, under certain circumstances, we will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of notes in connection with such fundamental change transactions, as described under “Description of Notes—Conversion Rights—Make Whole Amount.” The amount of additional shares will be determined based on the price paid per share of our common stock in the transaction constituting a fundamental change and the effective date of such transaction.

No make whole premium will be paid if the stock price is less than $42.30 or if the stock price exceeds $200.00 (in each case, subject to adjustment).

Sinking Fund	None.

Optional Redemption by AMO	We may not redeem the notes prior to July 6, 2011. We may redeem some or all of the notes for cash on or after July 6, 2011 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date.

Optional Repurchase Right of Holders	Holders may require us to repurchase in cash all or a portion of their notes on July 1, 2011, July 1, 2016 and July 1, 2021 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date.

Fundamental Change Repurchase Right of Holders	Holders may require us to repurchase in cash all or a portion of their notes upon a fundamental change (as described under “Description of the Notes—Repurchase at the Option of the Holder—Fundamental Change Put”) at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. No make whole amount will be payable to a holder that elects to have its notes so repurchased.

Events of Default	If an event of default on the notes occurs, the principal amount on the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving AMO.

Registration Rights	Pursuant to a registration rights agreement we have entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the date that there are no longer any registrable securities, as defined in “Description of Notes—Registration Rights.” We are required to pay liquidated damages on each interest payment date if we fail to keep such registration statement effective during the specified time periods. See “Description of Notes—Registration Rights.”

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes initially sold to qualified institutional buyers are eligible for trading in the PORTALSM Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. An active or liquid market may not develop for the notes.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “EYE.”

Use of Proceeds	We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling security holder.

United States Federal Income Tax Considerations	We and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments and to be bound by our application of such regulations to the notes, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 6.90% compounded semi-annually. Accordingly, each holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. Holder will recognize ordinary income upon a sale, exchange, conversion, redemption, or repurchase of the notes at a gain. See “Certain United States Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” for a discussion of factors that should be considered with respect to an investment in the notes.

RISK FACTORS

You should carefully consider the following risks and other information included or incorporated by reference in this prospectus before deciding to purchase any notes or shares of our common stock. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may also impair our business. The risks described in this section and included or incorporated by reference in this prospectus could cause our actual results to differ materially from those anticipated.

Risks Relating to Our Business

Although we expect that the VISX merger will result in benefits to the combined company, the combined company may not realize those benefits because of integration and other challenges.

Our ability to realize the anticipated benefits of the VISX merger will depend, in part, on our ability to integrate the VISX business with our business. The combination of two independent companies is a complex, costly and time-consuming process. This process may disrupt our business, and may not result in the full benefits expected by us, if any. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Our combination with VISX may not result in the realization of the full benefits and synergies, if any, anticipated from the VISX merger.

We may not successfully make or integrate acquisitions or enter into strategic alliances.

As part of our business strategy, we intend to pursue selected acquisitions and strategic alliances and partnerships. We compete with other ophthalmic surgical products and eye care companies, among others, for these opportunities and we cannot assure you that we will be able to effect strategic alliances, partnerships or acquisitions on commercially reasonable terms or at all. Even if we do enter into these transactions, we may experience:

•	delays in realizing the benefits we anticipate, or we may not realize the benefits we anticipate at all;

•	difficulties in integrating any acquired companies and products into our existing business;

•	attrition of key personnel from acquired businesses;

•	costs or charges;

•	difficulties or delays in obtaining regulatory approvals;

•	higher costs of integration than we anticipated; or

•	unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition and results of operations. We may also issue additional equity in connection with these transactions, which would dilute our existing stockholders.

We conduct a significant amount of our sales and operations outside of the United States, which subjects us to additional business risks that may cause our profitability to decline.

Because we manufacture and sell a significant portion of our products in a number of foreign countries, our business is subject to risks associated with doing business internationally. In particular, our products are sold in over 60 countries, and our manufacturing facilities are located outside the continental United States, in Añasco, Puerto Rico; Madrid, Spain; and Hangzhou, China. In connection with the acquisition of Pfizer’s opthalmic surgical business, we acquired Pfizer’s ophthalmic surgical products and certain manufacturing and research and development facilities located in Uppsala, Sweden; Groningen, Netherlands; and Bangalore, India. In 2004, on an historical basis, we derived approximately $555 million, or 75%, of our net sales, from sales of our products outside of the United States, including 26% of our net sales in Japan. We intend to continue to pursue growth opportunities in sales internationally, which could expose us to greater risks associated with international sales and operations. Our international operations are, and will continue to be, subject to a number of risks and potential costs, including:

•	unexpected changes in foreign regulatory requirements;

•	differing local product preferences and product requirements;

•	fluctuations in foreign currency exchange rates;

•	political and economic instability;

•	changes in foreign medical reimbursement and coverage policies and programs;

•	diminished protection of intellectual property in some countries outside of the United States;

•	trade protection measures and import or export licensing requirements;

•	difficulty in staffing and managing foreign operations;

•	differing labor regulations; and

•	potentially negative consequences from changes in tax laws.

Any of these factors may, individually or as a group, have a material adverse effect on our business and results of operations. In addition, we are particularly susceptible to the occurrence of any of these risks in Japan, due to our high concentration of sales in Japan.

As we expand our existing international operations, we may encounter new risks. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local distributors and trading companies. If we are not successful in developing these relationships, we may not be able to grow sales in these geographic regions. These or other similar risks could adversely affect our revenue and profitability.

We are exposed to foreign currency risks from our international operations that could adversely affect our financial results.

A significant portion of our sales and operating costs are, and from time to time, a portion of our indebtedness may be, denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, including debt service. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported international sales and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. Translation adjustments arising from the use of differing exchange rates from period to period are included in “Accumulated other comprehensive income” in “Stockholders’ equity.” Gains and losses resulting from foreign currency fluctuations and remeasurements relating to foreign operations deemed to be operating in U.S. dollar functional currency are included in “Other, net” in our consolidated statements of operations. Accordingly, changes in currency exchange rates will cause our net earnings and stockholders’ equity to fluctuate.

Our historical financial information and the historical financial information of Pfizer’s ophthalmic surgical business incorporated by reference into this prospectus may not be indicative of future results.

Our historical financial information prior to our separation from Allergan does not reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity pursuing independent strategies during the periods presented. We have not made adjustments to our historical financial information for periods prior to June 29, 2002 to reflect changes that occurred in our cost structure, financing and operations as a result of our separation from Allergan. In addition, our historical financial information for periods prior to June 29, 2002 does not reflect any increased costs associated with being a publicly traded, independent company. As a result, our historical financial information is not necessarily indicative of our future results of operations, financial condition and cash flows and should not be relied upon for evaluating our business.

The historical financial information of Pfizer’s ophthalmic surgical business incorporated by reference into this prospectus does not reflect what the business’ results of operations or financial condition would have been had it operated as a stand-alone entity. Prior to the acquisition of Pfizer’s ophthalmic surgical business, Pfizer’s ophthalmic surgical business was comprised of a group of products within Pfizer’s Global Pharmaceutical Group. Pfizer acquired the business in April 2003 as part of its acquisition of Pharmacia. Prior to that time, the business was part of a larger ophthalmic franchise within Pharmacia that included certain ophthalmic pharmaceutical products, and, after the acquisition, Pfizer retained the business under a similar structure. As a result, the financial information for the business reflects the business when it was within Pharmacia. The financial information includes the revenues and operating expenses directly attributable to the development, manufacture, sale and distribution of the products comprising the business. They also include an allocation of costs attributable to the sale and distribution of the products comprising Pfizer’s ophthalmic surgical business, which were not historically segregated by Pharmacia in its accounting records and which are not necessarily indicative of costs that would have been incurred by Pfizer’s ophthalmic surgical business on a stand-alone basis or on a combined basis with us.

If we do not introduce new commercially successful products in a timely manner, our products may become obsolete over time, customers may not buy our products and our revenue and profitability may decline.

Demand for our products may change in ways we may not anticipate because of:

•	evolving customer needs;

•	the introduction of new products and technologies;

•	evolving surgical practices; and

•	evolving industry standards.

Without the timely introduction of new commercially successful products and enhancements, our products may become obsolete over time, in which case our sales and operating results would suffer. The success of our new product offerings will depend on several factors, including our ability to:

•	properly identify and anticipate customer needs;

•	commercialize new products in a cost-effective and timely manner;

•	manufacture and deliver products in sufficient volumes on time;

•	obtain regulatory approval for such new products;

•	differentiate our offerings from competitors’ offerings;

•	achieve positive clinical outcomes;

•	satisfy the increased demands by health care payors, providers and patients for lower-cost procedures;

•	innovate and develop new materials, product designs and surgical techniques; and

•	provide adequate medical and/or consumer education relating to new products and attract key surgeons to advocate these new products.

Moreover, innovations generally will require a substantial investment in research and development before we can determine the commercial viability of these innovations and we may not have the financial resources necessary to fund these innovations. In addition, even if we are able to successfully develop enhancements or new generations of our products, these enhancements or new generations of products may not produce revenue in excess of the costs of development and they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features.

We are implementing a product rationalization and repositioning plan, which will require significant financial and personnel resources and may not be successful.

On October 31, 2005, our Board of Directors approved a product rationalization and repositioning plan covering the discontinuation of non-strategic cataract surgical and eye care products and the elimination or redeployment of resources that support these product lines. The plan includes organizational changes and potential reductions in force in manufacturing, sales and marketing associated with these product lines, as well as organizational changes in research and development and other corporate functions designed to align the organization with our strategy and strategic business unit organization. The plan further calls for increasing our investment in key growth opportunities, specifically our refractive implant product line and international laser vision correction business, and accelerating the implementation of productivity initiatives.

We expect that implementation of the product rationalization and repositioning plan will result in significant pre-tax charges, a substantial portion of which are expected to be cash expenditures. In addition, because we are in the preliminary stages of effectuating the plan and are subject to laws and regulations of several foreign jurisdictions that will require consultations and negotiations with works councils, labor organization and local authorities the effects of which we can not yet fully evaluate, the final costs of the plan may vary significantly from our initial estimates. Implementation of the plan also will require substantial personnel resources and may result in diversion of management’s attention away from other business activities that could be beneficial to our operations. We may not be able to successfully execute the plan as, and in the time frame, anticipated. In addition, lost sales of discontinued products may not be sufficiently offset by sales from promoted or new products, which could decrease our revenues, margins, profits and cash flows.

We rely on certain suppliers and manufacturers for raw materials and other products and are vulnerable to fluctuations in the availability and price of such products and services.

We purchase certain raw materials and other products from third-party suppliers and vendors, sometimes from limited sources. Our suppliers and vendors may not provide the raw materials or other products needed by us in the quantities requested, in a timely manner, or at a price we are willing to pay. In the event any of our third-party suppliers or vendors were to become unable or unwilling to continue to provide important raw materials and third-party products in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. We may not be able to obtain alternative suppliers and vendors on a timely basis, or at all, which could result in lost sales because of our inability to manufacture products containing such raw materials or deliver products we sell from certain suppliers. In addition, we also rely on certain manufacturers for some of our products. We have historically outsourced the manufacture of our phacoemulsification equipment to third parties. If we were unable to renew our third-party manufacturing agreements, or if the manufacturers were to cease manufacturing any of these products for us for any reason, we may not be able to find alternative manufacturers on terms favorable to us, in a timely manner, or at all. If any of these events should occur, our business, financial condition and results of operations could be materially adversely affected.

We face intense competition, and our failure to compete effectively could have a material adverse effect on our profitability and results of operations.

We face intense competition in the markets for our ophthalmic surgical and eye care products and these markets are subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies such as Alcon, Inc., a publicly traded subsidiary of Nestle S.A.; Bausch & Lomb; CIBA Vision Corporation, a unit of Novartis; Moria; Intralase; eyeonics; CooperVision; and Vistakon, a Johnson and Johnson company. Many of our competitors have substantially more resources and a greater marketing scale than we do. We may not be able to sustain our current levels of profitability and growth as competitive pressures, including pricing pressure from competitors, increase. In addition, if we are unable to develop and produce or market our products to effectively compete against our competitors, our operating results will materially suffer. We also compete against a large number of providers of alternative vision correction solutions, some of which may have greater financial resources than us. New or different methods of vision correction are continually being introduced. Any of these competitive pressures could result in decreased demand for our products.

Because of VISX’s leading market position, all of VISX’s competitors target VISX and its market share in order to grow their own revenues. We can give no assurance that VISX will be able to maintain or grow its existing market share and it may, in fact, be required to incur considerable expenditures in order to maintain or increase that market share. Should VISX’s procedure market share decline, it could have a material adverse effect on our business, financial position, and results of operations.

Trends in the contact lens care market may negatively impact our eye care business.

Our eye care business is impacted by trends in the contact lens care market such as more simplified disinfection systems and technological and medical advances in surgical techniques for the correction of vision impairment. Less expensive one-bottle chemical disinfection systems have gained popularity among soft contact lens wearers instead of peroxide-based lens care products. Also, the growing use and acceptance of daily and extended wear contact lenses and laser correction procedures, along with the other factors above, could have the effect of continuing to reduce demand for lens care products generally. Our marketing and sales plans may not be appropriate or sufficient to mitigate the effect of these trends on our eye care business and, as a result, our eye care business may suffer.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

Our ability to compete effectively is dependent upon our ability to protect and preserve the proprietary aspects of the designs, processes, technologies and materials owned by, used by or licensed to us. We have numerous U.S. patents and corresponding foreign patents that are expected to expire by their own terms at various dates and have additional patent applications pending that may not result in issued patents. Our failure to secure these patents may limit our ability to protect the intellectual property rights that these applications were intended to cover. Although we have attempted to protect our proprietary property, technologies and processes both in the United States and in foreign countries through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. Competitors may be able to design around our patents to compete effectively with our products. We also may not be able to prevent third parties from using our technology without our authorization, breaching any non-disclosure agreements with us, or independently developing technology that is similar to ours. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be costly and we may not prevail. Further, we may not be able to obtain patents or other protections on our future innovations. In addition, because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States. We cannot assure you that:

•	pending patent applications will result in issued patents;

•	patents issued to or licensed by us will not be challenged by third parties; or

•	our patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage.

We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

There is a substantial amount of litigation over patent and other intellectual property rights in the eye care industry and in the ophthalmic surgical products and contact lens care markets particularly. The fact that we have patents issued to us for our products does not mean that we will always be able to successfully defend our patents and proprietary rights against challenges or claims of infringement by our competitors. A successful claim of patent or other intellectual property infringement or misappropriation against us could adversely affect our growth and profitability, in some cases materially. We cannot assure you that our products do not and will not infringe issued patents or other intellectual property rights of third parties. From time to time, in the ordinary course of business, we receive notices from third parties alleging infringement or misappropriation of the patent, trademark and other intellectual property rights of third parties by us or our consumers in connection with the use of our products. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claims that our products infringe their intellectual property rights, whether or not such claims are meritorious, any resulting litigation could be costly and time consuming and would divert the attention of our management and personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements (if available on acceptable terms or at all). We also may be subject to significant damages or an injunction preventing us from manufacturing, selling or using some or some aspect of our products. We may also need to redesign some of our products or processes to avoid future infringement liability. Any of these adverse consequences could have a material adverse effect on our business and profitability.

Our manufacturing capacity may not be adequate to meet the demands of our business.

If our sales increase substantially, we may need to increase our production capacity. Any prolonged disruption in the operation of our manufacturing facilities or those of our third-party manufacturers could materially harm our business. We cannot assure you that if we choose to scale-up our manufacturing operations, we will be able to obtain regulatory approvals in a timely fashion, which could affect our ability to meet product demand or result in additional costs.

Through the acquisition of Pfizer’s ophthalmic surgical business, we acquired three manufacturing facilities in Groningen, Netherlands, Uppsala, Sweden and Bangalore, India. We expect to incur significant capital expenditures with respect to the Uppsala, Sweden manufacturing facility during the first two years following the acquisition in order to separate the facility from existing Pfizer operations. These capital expenditures may be significantly higher than we expect. Although we have an agreement with Pfizer to assist us with the separation and related transition services, there can be no assurances that Pfizer will be able to provide the necessary services to enable us to transition and separate the Uppsala facility in the manner and in the time frame that we desire.

We could experience losses due to product liability claims or product recalls or corrections.

We have in the past been, and continue to be, subject to product liability claims. In connection with our spin-off from Allergan, we assumed the defense of any litigation involving claims related to our business and agreed to indemnify Allergan for all related losses, costs and expenses. As part of our risk management policy, we have obtained third-party product liability insurance coverage. Product liability claims against us may exceed the coverage limits of our insurance policies or cause us to record a self-insured loss. A product liability claim in excess of applicable insurance could have a material adverse effect on our business, financial condition and results of operations. Even if any product liability loss is covered by an insurance policy, these policies have substantial retentions or deductibles that provide that we will not receive insurance proceeds until the losses incurred exceed the amount of those retentions or deductibles. To the extent that any losses are below these retentions or deductibles, we will be responsible for paying these losses. The payment of retentions or deductibles for a significant amount of claims could have a material adverse effect on our business, financial condition and results of operations.

In addition, we are subject to medical device reporting regulations that require us to report to the FDA or similar governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall by us could occur as a result of manufacturing errors or design defects, including defects in labeling. We have undertaken voluntary recalls of our products in the past.

Any product liability claim or recall would divert managerial and financial resources and could harm our reputation with customers. We cannot assure you that we will not have product liability claims or recalls in the future or that such claims or recalls would not have a material adverse effect on our business.

If we fail to maintain our relationships with health care providers, customers may not buy our products and our revenue and profitability may decline.

We market our products to numerous health care providers, including eye care professionals, hospitals, ambulatory surgical centers, corporate optometry chains and group purchasing organizations. We have developed and strive to maintain close relationships with members of each of these groups who assist in product research and development and advise us on how to satisfy the full range of surgeon and patient needs. We rely on these groups to recommend our products to their patients and to other members of their organizations. The failure of our existing products and any new products we may introduce to retain the support of these various groups could have a material adverse effect on our business, financial condition and results of operations.

We generally do not have long-term contracts with our customers.

We generally do not enter into long-term contracts with our customers. As a result, we are exposed to volatility in the market for our products and loss of our customers. As a result, we may not be able to maintain our level of profitability. If we are unable to market our products on terms we find acceptable, our financial condition and results of operations could suffer materially.

Our business is subject to extensive government regulation.

Our products and operations are subject to extensive regulation in the United States by the FDA and various other federal and state regulatory agencies, including with respect to regulatory clearance or approval of our products, clinical and pre-clinical testing, product marketing, sales and distributions, adverse event reporting, prohibitions on fraud and abuse, submission of false claims, kickbacks and rebates, and relationships with physicians and other referral sources. Additionally, in many foreign countries in which we market our products, we are subject to similar regulations.

Before a new medical device or new use of, or claim for, or modification to an existing product can be marketed in the United States, a company must first apply for and receive either 510(k) clearance, premarket approval or a premarket approval supplement from the FDA, unless an exemption applies. Either process can be expensive, lengthy and unpredictable. Also, the identification or increased frequency of safety or efficacy concerns could result in product recall or withdrawal or revocation of our FDA clearance or premarket approval. Compliance with these regulations is expensive and time-consuming. We, our subcontractors, and third party manufacturers are subject to periodic and unannounced inspections by FDA and governmental authorities to assess compliance. If we fail to comply, the FDA and state or other regulatory agencies have broad enforcement powers, including any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees, civil penalties and exclusion from participation in federal and state health care programs;

•	repair, replacement, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

•	criminal prosecution and penalties.

Product sales, introductions or modifications may be delayed or canceled as a result of U.S. or foreign regulatory processes, which could cause our sales to decline. Failure to obtain regulatory clearance or approvals of new products or product modifications we develop, any limitations imposed by regulatory agencies on new product uses or the costs of obtaining regulatory clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

We, our subcontractors, and third-party manufacturers are also subject to similar state requirements and licenses. We, our subcontractors, and third-party manufacturers must comply with extensive recordkeeping and reporting requirements and must make available our manufacturing facilities and records for unannounced and periodic inspections by governmental agencies, including FDA, state authorities and comparable agencies in other countries.

Health care initiatives and other cost-containment pressures could cause us to sell our products at lower prices, resulting in less revenue to us. In the United States, a significant percentage of the patients who receive our intraocular lenses are covered by the federal Medicare program. Changes in coverage or coding policies or reductions in Medicare reimbursement rates and the implementation of other price controls could adversely affect our revenues and financial condition. In addition, changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.

The clinical trial process required to obtain regulatory approvals are costly and uncertain, and could result in delays in new product introductions or even an inability to release a product.

The clinical trials required to obtain regulatory approvals for our products are complex and expensive and their outcomes are uncertain. We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in the commercial sale of a product. We may suffer significant setbacks in clinical trials, even after earlier clinical trials showed promising results. Any of our products may produce undesirable side effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. We, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time if they or we believe the trial participants face unacceptable health risks.

Our business is subject to environmental regulations.

Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. Failure to maintain compliance with these regulations could have a material adverse effect on our business or financial condition. The facilities we obtained in connection with the acquisition of Pfizer’s ophthalmic surgical business are also subject to such requirements and risks.

In the future, federal, state or local governments in the United States or foreign countries could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could affect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements could have a material adverse effect on our business or financial condition.

If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.

Our ability to attract new customers, retain existing customers and pursue our strategic objectives depends on the continued services of our current management, sales, product development and technical personnel and our ability to identify, attract, train and retain similar personnel. Competition for top management personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of any one of our management personnel, or our inability to identify, attract, retain and integrate additional qualified management personnel, could make it difficult for us to manage our business successfully and pursue our strategic objectives. Similarly, competition for skilled sales, product development and technical personnel is intense and we may not be able to recruit and retain the personnel we need. The loss of services of a number of key sales, product development and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop new products or enhance existing products in a timely manner, sell products to our customers or manage our business effectively.

We may not be able to hire or retain qualified personnel if we are unable to offer competitive salaries and benefits. If our stock does not perform well, we may have to increase our salaries and benefits, which would increase our expenses and reduce our profitability.

We may be required to satisfy certain indemnification obligations to Allergan, and we may not be able to collect on indemnification rights from Allergan.

Under the terms of our contribution and distribution agreement with Allergan, we and Allergan have each agreed to indemnify each other from and after our spin-off with respect to the debt, liabilities and obligations retained by our respective companies. These indemnification obligations could be significant. The ability to satisfy these indemnities, if called upon to do so, will depend upon the future financial strength of each of our respective companies. We cannot determine whether we will have to indemnify Allergan for any substantial obligations, and we may not have control over the settlement of certain claims and lawsuits that may require partial indemnification by us. We also cannot assure you that, if Allergan is required to indemnify us for any substantial obligations, Allergan will have the ability to satisfy those obligations.

We may be responsible for federal income tax liabilities that relate to the distribution of our common stock by Allergan.

Allergan has received a ruling from the Internal Revenue Service to the effect that the spin-off qualified as a tax-free transaction. If either us or Allergan breach representations to each other or to the Internal Revenue Service, or if we or Allergan take or fail to take, as the case may be, actions that result in the spin-off failing to meet the requirements of a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code, the party in breach will indemnify the other party for any and all resulting taxes. If we were required to pay any of the potential taxes described above, the payment would have a material adverse effect on our financial position.

Recent changes in the accounting treatment of stock options could have a negative impact on our financial statements and cause our stock price to decline.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123(R), Share-Based Payment, or FAS 123(R), which includes proposed rule changes requiring companies to expense the fair value of employee stock options and other forms of stock-based compensation. Currently, we include the fair market value of employee stock options on a pro forma basis in the notes to our annual financial statements in accordance with accounting principles generally accepted in the United States, but do not record a charge for employee stock option expense in the reported financial statements. We are required to comply with FAS 123(R) as of January 1, 2006 and, as a result, our reported earnings are expected to decrease. Such a decrease may lead to a decline in our stock price.

If laser vision correction is not broadly accepted by both doctors and patients, our business, financial position and results of operations would be materially and adversely impacted.

Our business depends upon broad market acceptance of laser vision correction by both doctors and patients in the United States and key international markets. Our profitability and growth will be largely dependent on increasing levels of market acceptance and procedure growth, especially with regard to our higher-priced CustomVue® procedure. Potential complications and side effects of laser vision correction include: post-operative discomfort, corneal haze (an increase in the light scattering properties of the cornea) during healing, glare/halos (undesirable visual sensations produced by bright lights), decreases in contrast sensitivity, temporary increases in intraocular pressure in reaction to procedure medication, modest fluctuations in refractive capabilities during healing, modest decrease in best corrected vision (i.e., with corrective eyewear), unintended over- or under-corrections, regression of effect, disorders of corneal healing, corneal scars, corneal ulcers, and induced astigmatism (which may result in blurred or double vision and/or shadow images). Some consumers may choose not to undergo laser vision correction because of these complications or more general concerns relating to its safety and efficacy or a resistance to surgery in general. Alternatively, some consumers may elect to delay undergoing laser vision correction surgery because they believe improved technology or methods of treatment will be available in the near future. Should either the ophthalmic community or the general population turn away from laser vision correction as an alternative to existing methods of treating refractive vision disorders, or if future technologies replaced laser vision correction, these developments could delay or prevent market acceptance of laser vision correction, which could have a material adverse effect on our business, financial position and results of operations.

The possibility of long-term side effects and adverse publicity regarding laser correction surgery could seriously harm our business.

Laser vision correction is a relatively new procedure. Consequently, there is no long-term follow-up data beyond ten years that might reveal additional complications or unknown side effects. Any future reported side effects, other adverse events or unfavorable publicity involving patient outcomes resulting from the use of laser vision correction systems manufactured by us or any participant in the laser vision correction market, may have a material adverse effect on our business, financial position, and results of operations.

General economic conditions could have a negative impact on our business, financial position, and results of operations.

Because laser vision correction is not subject to reimbursement from third-party payors such as insurance companies or government programs, the cost of laser vision correction is typically borne by individuals directly. Accordingly, weak or uncertain economic conditions may cause individuals to be less willing to incur the procedure cost associated with laser vision correction as was evidenced by VISX’s decline in revenues from 2002 compared to 2001 and from 2001 compared to 2000. A decline in economic conditions, especially in the United States, could result in a decline in the number of laser vision correction procedures performed and could have a material adverse effect on our business, financial position, and results of operations.

While we devote significant resources to research and development, our research and development may not lead to new products that achieve commercial success.

Our research and development process is expensive, prolonged, and entails considerable uncertainty. Because of the complexities and uncertainties associated with ophthalmic research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required to market such products successfully. The products currently in our development pipeline may not be approved by regulatory entities and may not be commercially successful, and our current and planned products could be surpassed by more effective or advanced products.

Any failure by third party financing entities to satisfy their obligations to us would negatively impact our financial condition.

We have relationships with third party financing entities that purchase our products directly and subsequently lease and/or sell these products to end-user customers, or provide financing directly to customers who purchase products directly from us. Should any third party financing entity or entities fail or refuse to pay us in a timely manner or at all, it could negatively affect our cash flows and could have a material adverse effect on our business, financial position and results of operations. In fact, DVI Financial Services, Inc., (or DVI), which provided equipment purchase financing to VISX’s customers, entered into Chapter 11 bankruptcy proceedings in August 2003, and as a result, VISX recorded bad debt expense to increase its reserve for doubtful accounts to cover any remaining exposure on the $2.3 million of accounts receivables then outstanding from DVI.

If any of our employees, consultants or others breach their proprietary information agreements, our competitive position could be harmed.

We protect our proprietary technology, in part, through proprietary information and inventions agreements with employees, consultants and other parties. These agreements with employees and consultants generally contain standard provisions requiring those individuals to assign to us, without additional consideration, inventions conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. If any of our employees, consultants or others breach these agreements our competitors may learn of our trade secrets.

Risks Relating to Our Indebtedness, the Notes and Our Common Stock

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of September 30, 2005, we had approximately $602.1 million of outstanding debt. Approximately $8.8 million of our revolving credit facility was reserved to support letters of credit issued on our behalf and approximately $194.7 million, exclusive of letters of credit, was available for future borrowings.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our senior credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash flow depends on many factors beyond our control.

Our ability to meet our payment and other obligations under our debt depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure holders that our business will generate cash flow from operations, or that future borrowings will be available to us under our senior credit facility or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. We made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any of our 2.50% convertible senior subordinated notes due 2024 (the “Existing 2.50% Convertible Notes”) converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of our common stock, in each case, calculated as set forth in the indenture governing the Existing 2.50% Convertible Notes. In addition, because we made this election, the indenture provides that we must satisfy in cash our obligations to repurchase any Existing 2.50% Convertible Notes that holders put to us on January 15, 2010, July 15, 2014 and July 15, 2019.

If the Existing 2.50% Convertible Notes become convertible pursuant to their terms and the holders elect to convert or if holders elect to put their notes to us on the specified repurchase dates, we may not have sufficient cash to satisfy our obligations. In addition, the notes offered hereby contain similar provisions. Please refer to the risk described below under “—We may be unable to repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the portion of the conversion value upon conversion of any notes by the holders.” Our repurchase of any such notes may be prohibited by our other debt instruments, which could cause defaults and cross-defaults under our other debt agreements. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt.

A significant amount of our debt agreements contain covenant restrictions that may limit our ability to operate our business.

The agreements governing our senior credit facility contain covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	redeem capital stock or make other restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

Our senior credit facility requires us to maintain specific leverage, fixed charge coverage and interest coverage ratios. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions. Our failure to comply with these obligations would prevent us from borrowing additional money under the facility and could result in a default under it. If a default occurs under any of our senior indebtedness, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against substantially all of our assets, which will serve as collateral securing the indebtedness. Moreover, if the lenders under a facility or other agreement in default were to accelerate the indebtedness outstanding under that facility, it could result in a default under other indebtedness. If all or any part of our indebtedness were to be accelerated, we may not have or be able to obtain sufficient funds to repay it. In addition, we may incur other indebtedness in the future that may contain financial or other covenants that are more restrictive than those contained in the indenture governing the notes.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the notes and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

Although certain of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute “indebtedness” as defined in the relevant agreement. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes are subordinated to all of our senior debt.

The notes are contractually subordinated to all of our existing and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or any similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our designated senior debt.

Our assets remaining after payment of our senior debt may be insufficient to repay the notes. As of September 30, 2005, we had $96.5 million of senior indebtedness outstanding. In addition, approximately $8.8 million of our revolving credit facility was reserved to support letters of credit issued on our behalf and approximately $194.7 million, exclusive of letters of credit, was available for additional borrowing, all of which are senior to the notes. We are permitted under the terms of our debt agreements, including our new debt agreements, to incur substantial additional debt, all of which could be senior debt, in the future.

The notes are not secured by any of our assets and our secured debt will have claims with respect to the secured assets superior to the notes.

The notes are not secured by any of our assets. However, the indebtedness we incur under the senior credit facility is secured by substantially all of our assets. In addition, future indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

The notes are structurally subordinated to all indebtedness of our subsidiaries.

We derive a significant portion of our net sales from our subsidiaries. None of our subsidiaries have guaranteed or are otherwise obligated to make payment on the notes, and thus the notes are structurally subordinated to all debt and other liabilities of our subsidiaries. As of September 30, 2005, our subsidiaries had approximately $148.1 million of liabilities (including trade payables but excluding intercompany liabilities) outstanding. Upon any distribution to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to any of our subsidiaries or their property, the creditors of that subsidiary will be entitled to be paid in full before the subsidiary will be able to distribute any assets to us to satisfy our obligations, including our obligations under the notes. The assets of that subsidiary may not be sufficient to pay all of its creditors, in which case holders of the notes would not be entitled to receive any payments on their notes from the assets of that subsidiary. In addition, our subsidiaries may, from time to time, be subject to certain contractual or other restrictions on their ability to make distributions or loans to us, which in turn could adversely affect our ability to make payments on the notes. We cannot assure you that our subsidiaries will have the ability to make distributions or loans to us.

We may be unable to repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.

Holders of the notes have the right to require us to repurchase the notes on July 1, 2011, July 1, 2016 and July 1, 2021 or upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes—Repurchase at the Option of the Holder—Optional Put” and “—Fundamental Change Put.” Moreover, upon conversion of the notes, we are required to settle a portion of the conversion value in cash. Our existing debt agreements contain, and any of our future debt agreements may contain, similar repurchase and cash conversion provisions. We may not have sufficient funds to make the required conversion or repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to pay cash upon conversion or to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility, which will limit our ability to repurchase or pay cash upon conversion in certain circumstances. However, if we fail to repurchase the notes or pay cash upon conversion as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our senior credit facility.

The make whole amount payable on notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such transaction.

If certain transactions that constitute a fundamental change occur on or prior to July 1, 2011, under certain circumstances, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The number of additional shares will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting a fundamental change, as described below under “Description of the Notes—Conversion Rights—Make Whole Amount.” Although the number of additional shares is designed to compensate holders for the lost option time value of their notes as a result of such transaction, the make whole amount is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, if such transaction occurs after July 1, 2011, or if the stock price of our common stock on the conversion date is less than $42.30 or greater than $200.00, the conversion rate will not be increased.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders have the right to convert their notes or require us to offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes or enabling holders to convert their notes. In the event of any such transaction, the holders would not have the right to convert their notes or require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Fraudulent transfer statutes may limit a holder’s right as a holder of the notes.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to the holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes.

In that event, we cannot assure you that holders of notes would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

•	were insolvent or rendered insolvent by reason of the issuance of the notes;

•	were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

•	intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of the notes offering are used, in part, to make payments to our stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

Jurisdictions define “insolvency” differently. However, we generally would be considered insolvent at the time we issue the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

An active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of the holders’ notes.

The notes are a new issue of securities and are not listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. An active or sustained trading market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded, they may trade at a discount from their original offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the notes could result in holders of the notes receiving less than the value of the common stock into which a note is convertible.

Prior to June 1, 2011, the notes are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, holders of the notes will not be able to convert their notes, and holders may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, holders may receive less proceeds than expected because the value of our common stock may decline after holders exercise their conversion right.

The conversion value that holders will receive upon conversion of their notes is in part determined by the volume weighted average price of our common stock for the ten trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after holders tender their notes for conversion, the conversion value holders of the notes will receive may be adversely affected, and if the price at the end of such period is below the average, the value of the cash and shares delivered may be less than the conversion value.

The notes do not restrict our ability to take certain actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional debt, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for holders to resell the notes or common stock issuable upon conversion of the notes when holders want or at prices they find attractive.

The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

•	developments or disputes (including lawsuits) concerning proprietary rights;

•	departures of key personnel; and

•	regulatory considerations.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes.

Holders will not be entitled to any rights with respect to our common stock, but holders will be subject to all changes made with respect to our common stock.

Holders will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but they will be subject to all changes affecting our common stock. Holders will have rights with respect to our common stock only if they convert their notes, which holders are permitted to do only in limited circumstances described herein. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock to holders, holders will not be entitled to vote on the amendment, although holders will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Our stockholder rights plan, amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it difficult for a third party to acquire our company.

We have a stockholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, Delaware corporate law and our amended and restated certificate of incorporation and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions without the concurrence of our management or board of directors. These provisions:

•	authorize our board of directors to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of common stock;

•	provide for a staggered board of directors and three-year terms for directors, so that no more than one-third of our directors could be replaced at any annual meeting;

•	provide that directors may be removed only for cause;

•	provide that stockholder action may be taken only at a special or regular meeting and not by written consent;

•	provide for super-majority voting requirements for some provisions of our charter; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Together, these provisions of our amended and restated certificate of incorporation and bylaws, Delaware law and our stockholder rights plan may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices of our common stock and, possibly, the notes, and also could limit the price that investors are willing to pay in the future for shares of our common stock and the notes.

Holders are urged to consider the United States federal income tax consequences of owning the notes.

We and each holder agree in the indenture to treat the notes for United States federal income tax purposes as contingent payment debt instruments subject to United States federal income tax rules applicable to contingent payment debt instruments. Under that treatment, holders will be required to include amounts in income, as ordinary income, in advance of their receipt of cash or other property attributable to the notes. Holders will recognize gain or loss on the sale, repurchase by us at their option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and their adjusted tax basis in the note. Any gain recognized by holders on the sale, repurchase by us at their option, exchange, conversion or redemption of a note generally will be treated as ordinary interest income and any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the United States federal income tax consequences of the purchase, ownership, conversion and other disposition of the notes is included in this prospectus under the heading “Certain United States Federal Income Tax Considerations.”

If we pay a cash dividend on our common stock, we are required under the indenture, subject to certain exceptions, to adjust the conversion rate. As a result of the adjustment to the conversion rate, holders may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “—Non-U.S. Holders—Notes.”

USE OF PROCEEDS

We will not receive any of the proceeds upon the resale of the notes or the shares of our common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “EYE.” Our common stock began trading on the New York Stock Exchange on July 1, 2002, following our June 29, 2002 spin-off from Allergan. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the New York Stock Exchange.

	High	Low
2003
First Quarter	$13.65	$11.30
Second Quarter	17.65	12.90
Third Quarter	18.91	15.26
Fourth Quarter	20.67	17.21
2004
First Quarter	$24.73	$20.04
Second Quarter	42.89	22.90
Third Quarter	41.56	34.84
Fourth Quarter	43.69	35.77
2005
First Quarter	$44.53	$35.91
Second Quarter	40.90	35.00
Third Quarter	43.30	37.25
Fourth Quarter (through November 30, 2005)	42.93	32.04

On November 30, 2005, the closing sale price of our common stock as reported by the New York Stock Exchange was $42.41 per share. As of the close of business on November 30, 2005, we had approximately 4,702 record holders of our common stock.

We have never declared or paid any dividends on our common stock. We do not expect to pay dividends on our common stock in the foreseeable future. We intend to retain our future earnings to fund the development and growth of our business. In addition, certain of our debt instruments, including our senior credit facility, restrict our ability to pay cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges, for the periods set forth below on an actual basis:

	For the Year Ended December 31,					For the Nine Months Ended September 30, 2005
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges (1)	10.3x	12.4x	3.6x	1.6x	—	—

(1)	For purposes of calculating the ratio, earnings consist of earnings before income taxes and before fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. Earnings were insufficient to cover fixed charges by $121.2 million and $435.5 million for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively. The pro forma effects of the offering did not affect the historical deficiency in earnings for the year ended December 31, 2004 and the nine months ended September 30, 2005 by more than 10%.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

The following unaudited pro forma condensed combined statements of operations are presented to illustrate the estimated effects of our acquisition of Pfizer’s ophthalmic surgical business in June 2004, the VISX merger in May 2005 and, in each case, the related financing transactions (collectively, the “Transactions”) on our historical results of operations. We have derived our historical consolidated financial data for the year ended December 31, 2004 from our audited consolidated financial statements incorporated by reference herein (adjusted to give pro forma effect to our acquisition of Pfizer’s ophthalmic surgical business as described in the accompanying notes). We have derived our historical consolidated financial data for the nine months ended September 30, 2005 from our unaudited condensed consolidated financial statements incorporated by reference herein. We have derived VISX’s historical consolidated financial data for the year ended December 31, 2004 from VISX’s audited consolidated financial statements, and have derived VISX’s historical consolidated financial data for the period from January 1, 2005 through May 27, 2005 from VISX’s unaudited condensed consolidated financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 assume that the Transactions took place on January 1, 2004. The information presented in the unaudited pro forma condensed combined statements of operations does not purport to represent what our results of operations would have been had the Transactions occurred as of the dates indicated, nor is it indicative of our future results of operations for any period. In addition, AMO, Pfizer’s ophthalmic surgical business and VISX may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the VISX merger.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. A final determination of fair values relating to the VISX merger may differ materially from the preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. The final valuation will be based on the actual net tangible assets of VISX that exist as of the date of the completion of the VISX merger. The final valuation may change the allocations of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined statements of operations data. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined statements of operations below.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by us and VISX with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Pro Forma AMO(1)	Historical VISX(2)	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$816,976	$165,858	$—		$982,834
Cost of sales	300,914	42,386			343,300

Gross profit	516,062	123,472	—		639,534
Selling, general and administrative	357,781	42,483	28,181	(3)	428,445
Research and development	47,040	21,437			68,477

Operating income	111,241	59,552	(28,181)		142,612
Non-operating expense (income)
Interest expense	24,503	—	11,394	(5)	35,897
Unrealized loss on derivative instruments	403	—			403
Other, net	(273)	(2,035)			(2,308)

Earnings before income taxes	86,608	61,587	(39,575)		108,620
Provision for income taxes	30,312	23,145	(15,440	)(6)	38,017

Net earnings	$56,296	$38,442	$(24,135)		$70,603

Net earnings per share:
Basic	$1.53	$0.78			$1.09
Diluted	$1.44	$0.76			$1.04
Weighted average number of shares outstanding:
Basic	36,733	49,229			64,520	(7)
Diluted	39,277	50,869			68,122	(8)

See accompanying notes to unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

	Historical AMO	Historical VISX	Pro Forma Adjustments		Pro Forma Combined
Net sales	$667,843	$80,169	$—		$748,012
Cost of sales	245,369	19,632			265,001

Gross profit	422,474	60,537	—		483,011
Selling, general and administrative	299,223	29,531	11,742	(3)	340,496
Research and development	535,570	8,931	(488,500	)(4)	56,001

Operating income (loss)	(412,319)	22,075	476,758		86,514
Non-operating expense (income)
Interest expense	23,569	—	2,748	(5)	26,317
Unrealized gain on derivative instruments	(1,169)	—	—		(1,169)
Other, net	743	(937)			(194)

Earnings (loss) before income taxes	(435,462)	23,012	474,010		61,560
Provision (benefit) for income taxes	20,043	13,623	(6,984	)(6)	26,682

Net earnings (loss)	$(455,505)	$9,389	$480,994		$34,878

Net earnings (loss) per share:
Basic	$(9.01)				$0.53
Diluted	$(9.01)				$0.51
Weighted average number of shares outstanding:
Basic	50,552				65,515	(7)
Diluted	50,552				69,056	(8)

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Our pro forma results have been adjusted to give pro forma effect to the acquisition of Pfizer’s ophthalmic surgical business as if that transaction had occurred on January 1, 2004.

(2)

Cash consideration to VISX stockholders	$176,167
Fair value of AMO shares issued to VISX stockholders	1,136,605
Fair value of vested VISX stock options	66,580
Direct transaction fees and expenses	15,765
Cash and cash equivalents acquired	(156,765)

Total purchase price	$1,238,352

The above purchase price has been allocated based on an estimate of the fair values of assets acquired and liabilities assumed. The final valuation of net assets is expected to be completed as soon as possible, but no later than one year from the acquisition date in accordance with generally accepted accounting principles. The purchase price has been preliminarily allocated based on management’s estimates as follows (in thousands):

Inventories	$11,918
Accounts receivable, net	39,353
Other current assets	22,129
Property, plant and equipment	3,571
Other non-current assets	8,020
Intangible assets	402,300
In-process research and development	488,500
Goodwill	480,643
Accounts payable	(16,032)
Other current liabilities	(43,810)
Non-current deferred tax liability, primarily related to intangible assets	(158,240)

Net assets acquired	$1,238,352

Of the $402.3 million of acquired intangible assets, $239.5 million was assigned to developed technology rights that have a weighted-average useful life of approximately 10.1 years, $22.4 million was assigned to customer relationships with a useful life of 5 years and $140.4 million was assigned to the VISX trade name with an indefinite useful life. A history of operating margins and profitability, a strong scientific, service and manufacturing employee base and a leading presence in the excimer laser market were among the factors that contributed to a purchase price resulting in the recognition of goodwill.

A final determination of fair values may differ materially from the preliminary estimates and will include management’s final valuation of the fair values of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible assets of VISX that exist as of the date of the completion of the VISX merger. The final valuation may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements data.

(3)	Reflects amortization of intangibles related to our management’s estimate of the fair value of intangible assets acquired.

(4)	Reflects the adjustment to decrease research and development expense by the $488.5 million in-process research and development charge resulting from the application of purchase accounting to the VISX merger.

(5)	Reflects an increase of interest expense due to additional borrowings incurred to fund the cash portion of the VISX merger and related costs and amortization of deferred financing costs ($0.1 million per annum). The pro forma interest expense arising from the additional borrowings has been computed based upon $200.0 million aggregate borrowings and an average interest rate of 5.63%. The unaudited pro forma information for the nine months ended September 30, 2005 also reflects a $2.0 million decrease of interest expense related to the amortization and write-off of debt issuance costs.

(6)	Reflects the pro forma tax effect of the above adjustments to yield an estimated combined effective tax rate of 35% and 43% for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively. The effective tax rate of 43% for the nine months ended September 30, 2005 primarily reflects the impact of $11.0 million of merger charges incurred by VISX and $8.6 million associated with the termination of a distribution agreement in India that we had with our former parent, Allergan, for which no tax benefit was provided on these items.

(7)	The unaudited pro forma combined information for the year ended December 31, 2004 reflects the issuance of 27.8 million shares of our common stock to VISX shareholders. The unaudited pro forma combined information for the nine months ended September 30, 2005 reflects the issuance of 27.8 million shares of our common stock to VISX shareholders less the 12.8 million weighted average shares related to the VISX merger included in AMO historical weighted average shares outstanding.

(8)	The unaudited pro forma combined information for the year ended December 31, 2004 reflects the issuance of 27.8 million shares of our common stock to VISX shareholders and the dilutive effect of our stock options exchanged for VISX stock options of 1.1 million shares. The unaudited pro forma combined information for the nine months ended September 30, 2005 reflects the issuance of 27.8 million shares of our common stock to VISX shareholders less the 12.8 million weighted average shares related to the VISX merger included in AMO historical weighted average shares outstanding, and the aggregate dilutive effect of approximately 3.5 million shares for stock options and awards, the remaining 3 1/2% Convertible Senior Subordinated Notes and AMO stock options exchanged for VISX options.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical AMO	Historical Pfizer	Pro Forma Adjustments(1)		Pro Forma AMO
	(In thousands, except per share data)
Net Sales	$742,099	$74,877	$—		$816,976
Cost of sales	306,164	21,623	(26,873	)(2)	300,914

Gross profit	435,935		26,873		516,062
Selling, general and administrative	329,197	32,152	(3,568	)(3)	357,781
Research and development	73,716	1,424	(28,100	)(4)	47,040

Operating income	33,022		58,541		111,241
Non-operating expense (income):
Interest expense	26,933	—	4,070	(5)	24,503
			(6,500	)(6)
Unrealized loss on derivative instruments	403	—	—		403
Loss due to exchange of 3½% Convertible Senior Subordinated Notes due 2003	116,282	—	(116,282	)(7)	—
Other, net	10,620	—	(10,893	)(8)	(273)

Earnings (loss) before income taxes	(121,216)		188,146		86,608
Provisions for income taxes	8,154	—	22,158	(9)	30,312

Net earnings (loss)	$(129,370)		$165,988		$56,296

Business total direct expenses		55,199

Direct revenue in excess of direct expenses		$19,678

Net earnings (loss) per share:
Basic	$(3.89)				$1.53
Diluted	$(3.89)				$1.44	(11)
Weighted average number of shares outstanding:
Basic	33,284				36,733	(10)
Diluted	33,284				39,277	(11)

See accompanying notes to unaudited pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(1)	Reclassifications between cost of sales and selling, general and administrative expense have been made to the historical presentation of Pfizer’s ophthalmic surgical business, which is referred to as the Pfizer Business, in order to conform to the pro forma condensed combined presentation.

(2)	Reflects a $28.1 million decrease related to the sale of acquired inventory adjusted to fair value, a $0.3 million decrease in depreciation expense related to management’s estimate of the fair value of property, plant and equipment and a $1.5 million increase related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Pfizer Business.

(3)	Reflects a $1.5 million decrease related to the reclassification of direct distribution costs included in selling, general and administrative expenses of the Pfizer Business and a $2.0 million decrease in amortization of intangibles related to our management’s estimate of the fair value of intangible assets acquired. The $2.0 million decrease in amortization of intangibles is estimated based upon expected amortization for the year of $10.7 million compared to amortization of $12.7 million included in our historical and Pfizer’s historical statements of operations.

(4)	Reflects the adjustment to decrease research and development expense by the $28.1 million in-process research and development charge resulting from the application of purchase accounting to the acquisition of the Pfizer Business.

(5)	Reflects pro forma interest expense resulting from our new debt capital structure implemented at the end of the second quarter of 2004 based on LIBOR of 1.58% as of December 31, 2004, as follows:

Year Ended December 31, 2004
(In thousands)
Pro forma adjustment to interest expense:
2.50% convertible senior subordinated notes(a)	$4,375
Term loan(b)	4,788
Amortization of deferred financing costs(c)	1,562

Pro forma interest expense	10,725
Less interest expense on existing debt refinanced:
3 1/2% convertible senior subordinated notes	(3,141)
9 1/4% senior subordinated notes	(3,094)
Repayment of Japan term loan	(420)

Pro forma adjustment	$4,070

(a)	Reflects pro forma interest expense on the $350.0 million of outstanding 2.50% convertible senior subordinated notes due 2024, which are referred to as the 2.50% Notes, at an interest rate of 2.50%.
(b)	Reflects pro forma interest expense on the $250.0 million term loan under our senior credit facility at an assumed interest rate of LIBOR plus 2.25%. A 0.125% change in interest rates would result in a change in the pro forma interest expense of $0.3 million related to the floating interest rate of the term loan.
(c)	Reflects amortization of deferred financing fees over the expected term of the related instrument (five years for the term loan and five and a half years for the 2.50% Notes).

(6)	Reflects the adjustment to decrease interest expense for the write-off of deferred financing fees, original discount and recognition of realized gains on interest rate swaps and the commitment fee paid to senior credit facility lenders resulting from the tender offer and consent solicitation, the private exchanges and the repayment of the Japan term loan aggregating $6.5 million, as such amounts are not expected to have a continuing impact on our operations and relate directly to the acquisition.

(7)	Reflects the adjustment for $89.1 million relating to the value of equity issued in excess of conversion price in the private exchanges and $27.2 million of premium paid in the private exchanges.

(8)	Reflects the adjustment to decrease Other, net by $10.8 million of tender offer premium and consent payments for the 9 1/4% senior subordinated notes and $0.1 million of other debt extinguishment costs, as such amounts are not expected to have a continuing impact on our operations and relate directly to the acquisition.

(9)	Reflects the pro forma tax effect of the above adjustments at an estimated combined effective tax rate of 35% for the year ended December 31, 2004.

(10)	Reflects the issuance of 7.0 million shares of our common stock in the private exchanges less the 3.6 million weighted average shares related to the private exchanges already included in basic shares outstanding.

(11)	Includes the dilutive effect of approximately 2.1 million shares for stock options and 0.4 million shares for the 3½% Notes not repurchased as part of the private exchanges and the after tax impact of $0.1 million of interest expense for the 3½% Notes not purchased as part of the private exchanges as follows:

Net earnings	$56,296
Interest expense, after tax, for 3½% Notes included in net earnings	123

Adjusted net earnings	$56,419

Basic shares outstanding	36,733
Dilutive effect of stock options and awards	2,125
Dilutive effect of 3½% Notes	419

Diluted shares outstanding	39,277

Diluted earnings per share	$1.44

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws and certain agreements as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and such agreements, copies of which are available as set forth under “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of November 30, 2005, 67,618,402 shares of our common stock were outstanding, excluding treasury stock and shares reserved for issuance upon exercise of outstanding options. No shares of our preferred stock are outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, the holders of such shares possess all voting power. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefore, and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders.

The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under our amended and restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company.

Stockholders Rights Plan

On June 24, 2002, our board of directors adopted a stockholders rights plan and declared a dividend of one preferred share purchase right for each share of our common stock outstanding at the close of business on June 25, 2002. Each right entitles the registered holder thereof, after the rights become exercisable, to purchase from us one one-hundredth (1/100th) of a share of Series A junior participating preferred stock, par value $.01 per share, at a purchase price per one one-hundredth (1/100th) of a Series A preferred share equal to $60.00, subject to adjustment. Until the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock (an “acquiring person”), subject to limited exceptions; or

•	ten business days, or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock, subject to limited exceptions (the earlier of these two dates being called the “distribution date”);

the rights will be evidenced by the stock certificates underlying each outstanding share of our common stock as of the record date.

For purposes of the rights agreement, a person will not be deemed to be the beneficial owner with respect to shares of our common stock which such person acquires or has the right to acquire pursuant to an acquisition agreement if, prior to such person becoming an acquiring person, our board of directors has approved such agreement and determined that such person shall not be or be deemed the beneficial owner, within the meaning of the rights agreement, of such securities.

Our board of directors has passed a resolution that the initial purchasers of the notes shall not be or shall not be deemed to be the beneficial owners, within the meaning of the rights agreement, of the notes or the shares of common stock issuable upon conversion of the notes as a result of their acquisition of the notes pursuant to the purchase agreement.

The rights are not exercisable until the distribution date. The rights will expire on June 24, 2012, subject to our right to extend such date, unless earlier redeemed or exchanged by us or terminated.

The rights are transferred with and only with the shares of our common stock until the distribution date or earlier redemption or expiration of the rights. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and those separate right certificates alone will evidence the rights. The rights will at no time have any voting rights.

Each preferred share purchasable upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, if declared, but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the preferred shares will be entitled to a preferential liquidation payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock. The preferred shares will not be redeemable. These rights are protected by customary anti-dilution provisions. Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of one one-hundredth of a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

In the event that a person or entity becomes an acquiring person or if we were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and the shares of our common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, which rights will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. In the event that, after a person has become an acquiring person, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, proper provision shall be made so that each holder of a right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

At any time after any person or entity becomes an acquiring person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the acquiring person of 50% or more of the then outstanding shares of our common stock, our board of directors may cause us to exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of our common stock at an exchange rate of one share of common stock per right, subject to adjustment.

The rights may be redeemed in whole, but not in part, at a price of $.01 per right by our board of directors at any time prior to the time that an acquiring person has become an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the holders of rights will receive only the redemption price.

The purchase price payable, and the number of one one-hundredths of a preferred share or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

(ii) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares or convertible securities at less than the current market price of the preferred shares; or

(iii) upon the distribution to holders of the preferred shares of evidences of indebtedness, cash, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regulation periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in preferred shares (which dividends will be subject to the adjustment described in clause (i) above), or of subscription rights or warrants, other than those referred to above.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company beyond those as an existing stockholder, including the right to vote or to receive dividends.

Any of the provisions of the rights agreement between us and the rights agent may be amended by our board of directors for so long as the rights are then redeemable, and after the rights are no longer redeemable, we may amend or supplement the rights agreement in any manner that does not adversely affect the interests of the holder of the rights.

One right was distributed to our stockholders for each share of common stock owned of record by them on June 25, 2002. As long as the rights are attached to the shares of our common stock, we will issue one right (subject to adjustment) with each new share of common stock so that all such shares will have attached rights. We have agreed that, from and after the distribution date, we will reserve a sufficient number of preferred shares initially for issuance upon exercise of the rights.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that any person or entity has become an acquiring person.

Certain Provisions of our Certificate of Incorporation and Bylaws

Takeover Preparedness Provisions. Various provisions contained in our amended and restated certificate of incorporation, amended and restated bylaws and rights agreement could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board of directors into three classes of directors, with each class serving a staggered three-year term (as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors);

•	provide that directors may be removed by stockholders only for cause;

•	do not provide for cumulative voting in the election of directors, which, if allowed, could enable a minority stockholder holding a sufficient percentage of a class of shares to ensure the election of one or more directors;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	state that special meetings of our stockholders may be called only by our board of directors, the chairman of the board of directors or our president;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that specified transactions benefiting a holder of greater than 15% of our outstanding common stock, an interested stockholder, must comply with procedures designed to ensure that our stockholders receive a fair price and are otherwise adequately informed of the transaction or be approved by either (i) the holders of a supermajority of our outstanding common stock and the holders of a majority of our outstanding common stock that is not held by the interested stockholder or its affiliates or (ii) a majority of the disinterested directors;

•	provide that certain provisions of our certificate of incorporation can be amended only by supermajority vote of the outstanding shares, and that our bylaws can be amended only by supermajority vote of the outstanding shares or by our board of directors;

•	allow only incumbent directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Limitation on Liability of Directors and Indemnification. Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We have entered into individual indemnity agreements with some of our officers and directors. We also maintain directors’ and officers’ liability insurance.

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

•	any breach of his or her duty of loyalty to us or our stockholders; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, which provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EYE.”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

Our senior credit facility provides for a term loan in an original principal amount of $250.0 million and a $300.0 million revolving credit facility and matures on June 25, 2009. As of September 30, 2005, we had outstanding revolving credit facility borrowings of $96.5 million. On July 21, 2005, we used the net proceeds from the original offering of the notes and existing cash to pay off the balance of the term loan under the senior credit facility, including approximately $149.1 million of principal and approximately $1.2 million of accrued interest. Amounts in respect of the term loan may not be reborrowed. We used the proceeds from the term loan to fund a portion of the purchase price of the acquisition of Pfizer’s ophthalmic surgical business. Borrowings under the revolving credit facility bear interest at the base rate of LIBOR, plus an applicable margin and will mature in June 2009. We are also required to pay an annual non-utilization fee on the revolving credit facility equal to 0.50% per annum (which reduces to 0.375% per annum at certain total leverage levels) times the actual daily amount of the unused portion of the revolving credit facility. The senior credit facility is secured by substantially all of our assets and the assets of the guarantors thereunder and contains customary restrictive covenants, including maximum leverage and maximum senior leverage ratios; minimum interest coverage ratio; minimum fixed charge coverage ratio; and restrictions on indebtedness, liens, fundamental changes, dispositions of property, restricted payments, capital expenditures and investments, among other restrictions. We are also required, under specified circumstances, to prepay loans outstanding with a percentage of excess free cash flow generated each year (commencing with the fiscal year ending December 31, 2005) and the proceeds of certain assets sales and certain debt and equity offerings. The senior credit facility provides that we will maintain certain financial and operating covenants which include, among other provisions, maintaining specific leverage, fixed charge coverage and interest coverage ratios. Certain covenants under the senior credit facility and the indenture relating to the senior subordinated notes also limit the incurrence of additional indebtedness. The senior credit facility prohibits cash dividend payments. We were in compliance with these covenants at September 30, 2005.

Existing 2.50% Convertible Notes

On June 22, 2004, we issued $350.0 million of our 2.50% convertible senior subordinated notes due 2024, all of which remain outstanding. Interest on the Existing 2.50% Convertible Notes is payable on January 15 and July 15 of each year, beginning on January 15, 2005. The Existing 2.50% Convertible Notes are convertible into 19.9045 shares of common stock for each $1,000 principal amount of such Existing 2.50% Convertible Notes (a conversion price of approximately $50.24 per share), subject to adjustment. The Existing 2.50% Convertible Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

•	during any fiscal quarter commencing after September 24, 2004 if the closing sale price of our common stock measured over a specified number of trading days is above 130% of the conversion price then in effect;

•	subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the Existing 2.50% Convertible Notes is less than 95% of the conversion value;

•	upon the occurrence of specified credit rating events with respect to the notes;

•	if the Existing 2.50% Convertible Notes have been called for redemption;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate transactions.

We made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any Existing 2.50% Convertible Notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture governing the Existing 2.50% Convertible Notes.

The Existing 2.50% Convertible Notes contain put options which may require us to repurchase all or a portion of the Existing 2.50% Convertible Notes on January 15, 2010, July 15, 2014 and July 15, 2019 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, and additional interest, if any, plus, under certain circumstances, a make whole premium. Because of the irrevocable election described above, we are required to pay the repurchase price in cash.

Existing 3 1/2% Convertible Notes

On June 24, 2003, we issued $140.0 million of our 3 1/2% Convertible Senior Subordinated Notes due 2023 (the “Existing 3 1/2% Convertible Notes”), and as of September 30, 2005, $5.6 million of these notes remained outstanding. Interest on the Existing 3 1/2% Convertible Notes is payable on April 15 and October 15 of each year. The Existing 3 1/2% Convertible Notes are convertible into 48.69 shares of our common stock for each $1,000 principal amount of such Existing 3 1/2% Convertible Notes (conversion price of $20.54 per share), subject to adjustment. The Existing 3 1/2% Convertible Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

•	during any fiscal quarter commencing after September 30, 2003 if the closing sale price per share of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter (the Existing 3 1/2% Convertible Notes are convertible for the fiscal quarter ending June 24, 2005);

•	during the five business days after any five consecutive trading-day period in which the trading price of the Existing 3 1/2% Convertible Notes for each day was less than 95% of the conversion value of the Existing 3 1/2% Convertible Notes; provided that holders may not convert their Existing 3 1/2% Convertible Notes in reliance on this provision after April 15, 2018 if on any trading day during such trading period the closing sale price per share of our common stock was between 100% and 120% of the then current conversion price (this conversion feature represents an embedded derivative; however, based on the de minimis value associated with this feature, no value has been assigned at issuance and at June 24, 2005);

•	during any period, following the earlier of (a) the date the Existing 3 1/2% Convertible Notes are rated by both Standard & Poor’s Rating Services and Moody’s Investor Services and (b) July 23, 2003, when the credit rating assigned to the Existing 3 1/2% Convertible Notes by Standard & Poor’s or Moody’s is below CCC+ or Caa2, respectively, or when either of these rating agencies does not rate or no longer rates the Existing 3 1/2% Convertible Notes, or suspends or withdraws the rating assigned to the Existing 3 1/2% Convertible Notes (this conversion feature represents an embedded derivative; however, based on the de minimis value associated with this feature, no value has been assigned at issuance and at June 24, 2005);

•	if the Existing 3 1/2% Convertible Notes have been called for redemption; or

•	upon the occurrence of specified corporate events.

Upon conversion, we have the right to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock.

The Existing 3 1/2% Convertible Notes contain put options which may require us to repurchase all or a portion of the Existing 3 1/2% Convertible Notes on April 15, 2008, 2013 and 2018 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, to, but excluding the repurchase date. We may choose to pay the repurchase price in cash, shares of common stock or a combination of cash and shares of common stock.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of July 18, 2005, between Advanced Medical Optics, Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement dated as of July 18, 2005, between us and the initial purchasers.

The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define the rights of a holder of the notes. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”

When we refer to “Advanced Medical Optics,” “we,” “our” or “us” in this section, we refer only to Advanced Medical Optics, Inc., and not its subsidiaries.

Brief Description of the Notes

The notes:

•	are limited to $150 million aggregate principal amount;

•	bear interest at a rate of 1.375% per year, payable semi-annually in arrears, on January 1 and July 1 of each year, commencing on January 1, 2006;

•	beginning with the six-month interest period commencing July 1, 2011, bear contingent interest in the circumstances described under “—Contingent Interest;”

•	are our general unsecured senior subordinated obligations, ranking subordinate in right of payment to all of our existing and future senior indebtedness, structurally subordinate to all of the existing and future indebtedness and other liabilities of our subsidiaries, equal in right of payment with all of our existing and future senior subordinated indebtedness and senior in right of payment to any of our future expressly subordinated indebtedness, as set forth under “—Subordination;”

•	are convertible by holders at any time on or prior to the trading day preceding June 1, 2011, only upon satisfaction of one of the conversion contingencies, into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value equal to the applicable conversion rate multiplied by the weighted average price of our common stock measured over a specified number of trading days. On and after June 1, 2011, to (and including) the close of business on the trading day preceding the maturity date, the notes will be convertible by holders as provided in the prior sentence at any time without regard to any of the conversion contingencies. The initial conversion rate is 21.0084 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $47.60 per share;

•	upon conversion, for each $1,000 principal amount of notes surrendered, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return (the “net share amount”). The number of net shares to be delivered will be determined by dividing the net share amount by the weighted average price of our common stock measured over a specified number of trading days, as described under “Conversion Rights—Conversion Procedures—Settlement Upon Conversion.” Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 23.6407 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “Conversion Rights—Conversion Rate Adjustments;”

•	the conversion rate and the conversion price are subject to adjustments as described under “—Conversion Rights—Conversion Rate Adjustments;”

•	if holders convert their notes in connection with a fundamental change, under certain circumstances, holders will also receive accrued and unpaid interest to, but not including, the conversion date, and we will provide for a make whole amount by increasing, for the time period described herein, the applicable conversion rate for notes so surrendered for conversion by a number of additional shares determined as described under “Determination of the Make Whole Amount;”

•	are redeemable at our option in whole or in part beginning on July 6, 2011 at a redemption price payable in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date, as set forth under “—Optional Redemption by Advanced Medical Optics;”

•	are subject to repurchase by us, at the option of each holder, on July 1, 2011, July 1, 2016 and July 1, 2021, at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, as set forth under “—Repurchase at the Option of the Holder—Optional Put;”

•	are subject to repurchase by us, at the option of each holder, if a fundamental change occurs, at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. No make whole amount will be payable to a holder that elects to have its notes so repurchased; and

•	are due on July 1, 2025, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. Holders are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Repurchase at the Option of the Holder.”

No sinking fund is provided for the notes and the notes are not subject to defeasance.

The notes initially were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances.

If certificated notes are issued, holders may present them for conversion, registration of transfer or exchange at our office or agency in New York City, which initially will be an office of the trustee currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

A holder of notes may not sell or otherwise transfer the notes or shares of our common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “— Registration Rights” and “Transfer Restrictions.”

Payment at Maturity

On the maturity date, each holder shall be entitled to receive on such date $1,000 principal amount per note and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the maturity date. With respect to any certificated notes, principal and interest will be payable at our office or agency in New York City, which initially will be an office of the trustee currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

Interest

The notes bear interest at a rate of 1.375% per year. Interest accrues from July 18, 2005, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing July 1, 2011, we will pay contingent interest under certain circumstances as described under “—Contingent Interest.” We will pay interest (including contingent interest, if any) and additional interest, if any, semi-annually, in arrears on January 1 and July 1 of each year, beginning

January 1, 2006, to holders of record at 5:00 p.m., New York City time, on the preceding December 15 and June 15, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest (including contingent interest, if any) or additional interest, if any, on any notes when they are converted, except as described under “—Conversion Rights;” and

•	we will pay accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

We will pay interest on:

•	global notes to DTC in immediately available funds; and

•	any certificated notes by check mailed to the holders of those notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Contingent Interest

Beginning with the six-month interest period commencing July 1, 2011, we will pay contingent interest during any six-month interest period to the holders of notes if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining average note value shall have the meaning set forth under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price of a note will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

We will notify holders, upon determination that they will be entitled to receive contingent interest during a six-month interest period.

The indenture provides that by accepting a note, each holder agrees, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 6.90% compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain United States Federal Income Tax Considerations.”

Conversion Rights

During the periods specified below, each holder will have the right to convert its notes, in whole or in part, into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value equal to the applicable conversion rate multiplied by the weighted average price of our common stock measured over a specified number of trading days as set forth under “—Conversion Procedures—Settlement Upon Conversion.” The notes will be convertible on or prior to the close of business on the trading day preceding June 1, 2011, unless previously redeemed or repurchased, only during specified periods under the following circumstances:

•	upon satisfaction of a trading price condition;

•	upon a fundamental change; or

•	upon specified corporate transactions.

On and after June 1, 2011, to (and including) the close of business on the trading day preceding the maturity date, subject to prior redemption or repurchase, each holder may convert its notes, in whole or in part, into cash and, if applicable, common stock, at any time, regardless of the foregoing circumstances.

The initial conversion rate for the notes is 21.0084 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “—Conversion Rate Adjustments” and “Determination of the Make Whole Amount,” which represents an initial conversion price of approximately $47.60 per share. Upon conversion, we will deliver the conversion value to holders as set forth under “—Conversion Procedures—Settlement Upon Conversion.” A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

If we call the notes for redemption, holders will have the right to convert their notes called for redemption until 5:00 p.m., New York City time, on the trading day preceding the redemption date, after which time the holders’ right to convert will expire unless we default in the payment of the redemption price.

Upon conversion, holders will not receive any cash payment of accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the notes, except (i) as provided in the next paragraph and (ii) under certain circumstances upon conversion in connection with a fundamental change. Accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, and accrued tax original issue discount to the conversion date is deemed to be paid in full with the cash paid and shares of our common stock delivered, if any, upon conversion rather than cancelled, extinguished or forfeited.

If holders convert after the record date for an interest payment but prior to the corresponding interest payment date, holders will receive on the corresponding interest payment date the interest (including contingent interest, if any) and additional interest, if any, accrued and unpaid on such notes, notwithstanding their conversion of those notes prior to the interest payment date, assuming they were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time holders surrender such notes for conversion, holders must pay us an amount equal to the interest (including contingent interest, if any) and additional interest, if any, that has accrued and will be paid on the notes being converted on the corresponding interest payment date. Holders are not required to make such payment:

•	if they convert their notes in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if they convert their notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue contingent interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to such note.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of our common stock on the trading day immediately preceding the conversion date.

Whenever we become aware that the notes have become convertible, we will notify holders of notes at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.

We may be unable to convert holders’ notes into cash upon exercise of their conversion right. Our senior credit facility limits our ability to settle our conversion obligation with respect to the notes in cash, and our ability to pay cash on conversion in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay any portion of the conversion value in cash.

Conversion Upon Satisfaction of Trading Price Condition

Each holder will have the right to convert its notes prior to June 1, 2011 during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 103% of the product of the closing sale price of our common stock and the conversion rate then in effect.

The trustee shall have no obligation to determine the trading price of the notes unless we have requested that it make such determination. We shall have no obligation to make such request unless so requested in writing by a holder that provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 103% of the product of the closing sale price of our common stock and the conversion rate. If a holder submits such a request, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 103% of the product of the closing sale price of our common stock and the conversion rate then in effect for five consecutive trading days. If the trading price condition has been met, we shall so notify the holders of the notes. If, an any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 103% of the product of the closing sale price of our common stock and the conversion rate for such date, we shall so notify the holders of notes.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 103% of the product of the closing sale price of our common stock and the conversion rate then in effect.

The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “Repurchase at the Option of the Holder—Fundamental Change Put”) occurs, each holder will have the right to convert its notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change and until and including the date which is 15 calendar days after the date that is the actual effective date of the fundamental change, subject to expiration of such conversion right if such holder has submitted any or all of its notes for repurchase as described in the next succeeding paragraph. If holders convert their notes in connection with a fundamental change, they will receive:

•

the conversion value, calculated as set forth below under “—Conversion Procedures—Settlement Upon Conversion”; provided, that if the notes are surrendered for conversion after the earlier of the actual effective date of the fundamental change and the record date for receiving distributions in connection with a fundamental change, the conversion value of each note will be determined based on the kind and amount of cash, securities and other assets or property that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such transaction; and provided further that, if such earlier date is the record date, holders will receive the conversion value on the actual effective date of the fundamental change;

•	under certain circumstances, we will provide for a make whole amount by increasing, for the period described herein, the applicable conversion rate for notes so surrendered for conversion by a number of additional shares determined as set forth under “—Determination of the Make Whole Amount”; and

•	if holders are entitled to a make whole amount, accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the conversion date, which interest will be payable in cash.

If holders have submitted any or all of their notes for repurchase, their conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If holders have submitted any notes for repurchase, such notes may be converted only if holders submit a withdrawal notice, and if the notes are evidenced by a global note, holders comply with appropriate DTC procedures.

Conversion Upon Specified Corporate Transactions

Holders will have the right to convert their notes if we:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price of our common stock for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.

We will notify holders at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. Holders may not convert any of their notes based on this conversion contingency if they will otherwise participate in the distribution without conversion as a result of holding the notes.

Holders will also have the right to convert their notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, holders will have the right to convert their notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. We will notify holders at least 20 days prior to the anticipated effective date of such transaction. Upon conversion, holders will receive the conversion value as described above in the first bullet point under “—Conversion Upon a Fundamental Change.” If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described above under “—Conversion Upon a Fundamental Change,” and holders will have the right to require us to repurchase their notes as set forth below under “Repurchase at the Option of the Holder—Fundamental Change Put.”

Conversion Procedures

Procedures to be Followed by a Holder

If holders hold a beneficial interest in a global note, to convert they must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which they are not entitled and, if required, pay all taxes or duties, if any.

If holders hold a certificated note, to convert they must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice;

•	deliver the completed conversion notice and the note to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which they are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which a holder has satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Holders will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if they exercise their conversion rights, but holders will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than their own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by a holder has been paid in full.

Settlement Upon Conversion

Once notes are tendered for conversion, holders tendering the notes will be entitled to receive, for each note they convert, cash and, if applicable, shares of our common stock, the aggregate value of which (the “conversion value”) will be equal to the product of:

(1) the conversion rate in effect on the conversion date, plus additional shares, if any, only under the circumstances described below under “Determination of Make Whole Amount”; and

(2) the average of the daily volume weighted average price of our common stock for each of the ten consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the notes are tendered for conversion (the “ten day weighted average price”). The “volume weighted average price” per share of our common stock on any trading day will be the volume weighted average price on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed by Bloomberg (Bloomberg key strokes: EYE Equity VAP) (or if such volume weighted average price is not available, the market value of one share on such trading day as our board of directors determine in good faith using a volume weighted method).

We will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

(1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

(2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”); and

(3) an amount in cash in lieu of any fractional shares of common stock.

The number of net shares to be paid will be determined by dividing the net share amount by the ten day weighted average price. The cash payment for fractional shares also will be based on the ten day weighted average price.

The conversion value, principal return, net share amount and the number of net shares will be determined by us at the end of the ten consecutive trading period beginning on the second trading day immediately following the day the notes are tendered for conversion (the “determination date”).

We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than three business days thereafter.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 23.6407 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “Conversion Rights—Conversion Rate Adjustments.”

Conversion Rate Adjustments

We will adjust the conversion rate (as well as the stock prices set forth in the table of make whole amounts described under “—Determination of the Make Whole Amount”) if any of the following events occurs:

(1) we issue to all holders of our common stock shares of our common stock as a dividend or distribution on our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock, exercisable for a period of 45 calendar days or less, at a price per share less than the sale price of our common stock on the business day preceding the date of announcement of such issuance;

(3) we subdivide or combine our outstanding shares of common stock;

(4) we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	dividends or distributions specified in clause (1) above;

•	rights or warrants specified in clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph.

If we distribute capital stock of, or similar equity interests in, one of our subsidiaries or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(5) we distribute cash to all holders of our common stock, including any quarterly cash dividend, except in each case:

•	any dividend or distribution in connection with our liquidation, dissolution or winding up;

•	dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; or

•	with respect to any quarterly cash dividend distributed on or after July 1, 2011, any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

•	the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (as adjusted to reflect subdivisions or combinations of the common stock); and

•	1.25% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, calculated at the time of the declaration of each distribution during such quarter.

If an adjustment is required in respect of a distribution of cash, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction:

•	the numerator of which shall be the current market price (as defined below) of a share of common stock on the record date; and

•	the denominator of which shall be such current market price less (a) the amount of the excess distribution in the case of a quarterly dividend on or after July 1, 2011 or (b) the full amount of the distribution in all other cases, in each case applicable to one share of common stock.

“Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed the quotient obtained by dividing the principal amount of a note by the last reported sale price of our common stock on the cover page of this prospectus.

(6) we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

To the extent that our stockholders’ rights agreement dated June 24, 2002 or any future rights plan adopted by us is in effect upon conversion of the notes, holders will receive, in addition to any common stock delivered on conversion, the rights under the rights agreement unless the rights have separated from our common stock at the time of conversion of the notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. See “Description of Capital Stock—Stockholders Rights Plan.”

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive capital stock, other securities, other property, assets or cash for their common stock, upon conversion of their notes, holders will generally be entitled to receive the same type (and in the same proportions) of consideration which they would have been entitled to receive if they had owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events. The conversion value and the amounts received in settlement of our conversion obligation will be computed as set forth under “—Conversion Procedures—Settlement Upon Conversion” above and will be determined based on the kind and amount of shares of capital stock, other securities, other property, assets or cash that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such transaction.

Holders may, in certain circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “—Non-U.S. Holders—Notes.”

We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if our board of directors determined that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of our common stock or rights distribution or similar event.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon redemption, upon a fundamental change or upon maturity. Except as described above in this section, we will not adjust the conversion rate.

Determination of the Make Whole Amount

On or prior to July 1, 2011, upon the occurrence of a fundamental change, we will provide for a make whole amount solely upon the conversion of the notes, as described above under “—Conversion Rights—Conversion Upon a Fundamental Change” by increasing the applicable conversion rate for notes so surrendered for conversion at any time during the period that is 15 days prior to the anticipated effective date of such fundamental change transaction and ending on the date that is 15 days after the actual effective date (the “effective date”) by a number of additional shares of common stock (the “additional shares”) determined as described below; provided, that the additional shares will only be payable as set forth below. We will notify holders at least 20 days prior to the anticipated effective date of such transaction of the anticipated effective date of such transaction.

The number of additional shares will be determined by reference to the table below and is based on the fundamental change effective date and the price paid per share of our common stock in the transaction constituting the fundamental change (the “stock price”). If holders of our common stock receive only cash in the transaction constituting the fundamental change, the stock price will equal the cash amount paid per share; in all other cases, the stock price will equal the average closing sale price of our common stock (as defined under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) over the ten trading-day period ending on the trading day preceding the effective date.

If a holder tenders notes for conversion after the effective date of the fundamental change transaction, the conversion value of each note will be determined based on the kind and amount of cash, securities and other assets or property that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such fundamental change transaction. If the conversion date is after the effective date and on or prior to the date that is 15 days after the effective date, the conversion value will be based on the applicable conversion rate plus the additional shares as described above, determined by reference to the stock price as described above.

The following table sets forth the stock price and number of additional shares issuable per $1,000 principal amount of notes.

	Stock Price
Effective Date	42.30	45.00	47.50	50.00	52.50	55.00	60.00	70.00	90.00	110.00	130.00	150.00	170.00	190.00	200.00
7/18/2005	2.63	2.63	2.35	2.07	1.83	1.63	1.32	0.91	0.51	0.32	0.22	0.15	0.11	0.07	0.06
7/1/2006	2.63	2.63	2.28	1.98	1.74	1.54	1.22	0.82	0.45	0.28	0.19	0.13	0.09	0.06	0.05
7/1/2007	2.63	2.57	2.19	1.88	1.62	1.41	1.09	0.71	0.37	0.24	0.16	0.11	0.08	0.05	0.04
7/1/2008	2.63	2.47	2.06	1.73	1.46	1.24	0.92	0.56	0.29	0.18	0.13	0.09	0.06	0.04	0.03
7/1/2009	2.63	2.32	1.86	1.50	1.22	1.00	0.70	0.39	0.19	0.13	0.09	0.06	0.04	0.03	0.02
7/1/2010	2.63	2.03	1.51	1.12	0.83	0.63	0.37	0.18	0.09	0.07	0.05	0.03	0.02	0.02	0.01
7/1/2011	2.63	1.21	0.04	—	—	—	—	—	—	—	—	—	—	—	—

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 23.6407 per $1,000 principal amount of notes; subject to adjustment in the same manner as the conversion rate as set forth under “Conversion Rights—Conversion Rate Adjustments.”

The exact stock price and effective date may not be set forth on the table. In such event:

•	If the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year.

•	If the stock price is equal to or in excess of $200.00 per share (subject to adjustment as described below), no additional shares will be issued.

•	If the stock price is less than $42.30 (subject to adjustment as described below), no additional shares will be issued.

The stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments” (and other than any increase to the conversion rate for a fundamental change as described in this section). The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

Optional Redemption by Advanced Medical Optics

Beginning July 6, 2011, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Repurchase at the Option of the Holder,” in cash at the redemption price.

The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the redemption date to the holder of record on the record date.

We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that holders have a right to convert the notes called for redemption, and the conversion rate then in effect; and

•	the date on which holders’ right to convert the notes called for redemption will expire.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for redemption and such holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest (including contingent interest, if any) on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

On July 1, 2011, July 1, 2016 and July 1, 2021, each holder will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of its notes for which such holder has properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. The interest (including contingent interest, if any) and additional interest, if any, will be paid to the holder of record on the record date.

We may be unable to repurchase holders’ notes in cash upon their exercise of their repurchase right. Our senior credit facility limits our ability to repurchase notes in cash, and our ability to repurchase notes in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

To exercise their repurchase right, holders must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, a written notice to the paying agent of their exercise of their repurchase right (together with the notes to be repurchased, if certificated notes have been issued). The repurchase notice must state:

•	if holders hold a beneficial interest in a global note, their repurchase notice must comply with appropriate DTC procedures; if holders hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw their repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if holders hold a beneficial interest in a global note, their withdrawal notice must comply with appropriate DTC procedures; if holders hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	those notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the note holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the notes, each holder will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of its notes for which such holder has properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, payable in cash. No make whole amount will be payable to a holder that elects to have its notes so repurchased. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase holders notes in cash upon a fundamental change. Our senior credit facility limits our ability to repurchase the notes in cash, and our ability to repurchase notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock that is:

•	listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

On or before the 10th business day after the occurrence of a fundamental change, we will provide to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures holders must follow to require us to repurchase their notes.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

To exercise their repurchase right, holders must deliver, prior to 5:00 p.m., New York City time, on or prior to the business day preceding the repurchase date, a written notice to the paying agent of their exercise of their repurchase right (together with the notes to be repurchased, if certificated notes have been issued). The repurchase notice must state:

•	if holders hold a beneficial interest in a global note, their repurchase notice must comply with appropriate DTC procedures; if holders hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw their repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if holders hold a beneficial interest in a global note, their withdrawal notice must comply with appropriate DTC procedures; if holders hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	the notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the noteholders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

This fundamental change repurchase right could discourage a potential acquirer of Advanced Medical Optics. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the notes upon a fundamental change would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the notes.

Subordination

The payment of the principal of and interest (including contingent interest, if any) and additional interest, if any, on the notes is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of senior indebtedness of Advanced Medical Optics, whether outstanding on the issuance date or thereafter incurred. The notes are equal in right of payment to our other existing and future senior subordinated indebtedness, including our Existing 3½% Convertible Notes and our Existing 2.5% Convertible Notes. The notes also are structurally subordinated to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

As of September 30, 2005, we (excluding our subsidiaries) had:

•	total senior indebtedness of approximately $96.5 million of senior indebtedness, all of which was secured by substantially all of our assets, and the ability to borrow under our senior credit facility additional senior secured indebtedness of approximately $194.7 million;

•	total senior subordinated indebtedness of approximately $505.6 million; and

•	no indebtedness contractually subordinated to the notes.

As of September 30, 2005, our subsidiaries had approximately $148.1 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities, all of which would have had a prior claim, ahead of the notes, on the assets of those subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Upon any distribution to creditors of Advanced Medical Optics in liquidation or dissolution of Advanced Medical Optics or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Advanced Medical Optics, any assignment for the benefit of creditors or any marshalling of Advanced Medical Optics’ assets and liabilities, the holders of senior indebtedness would be entitled to receive payment in full in cash of all obligations due in respect of such senior indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed), or have provision made for such payment in a manner acceptable to the holders of such senior indebtedness, before the holders of the notes would be entitled to receive any payment with respect to the notes (other than payments in junior securities).

As a result of these subordination provisions, in the event of a bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

We also may not make any payment (other than payments in junior securities) with respect to the notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both), and the trustee receives a payment blockage notice from the holders of designated senior indebtedness.

We may and shall resume payments with respect to the notes:

•	in the case of a payment default, the date on which such default is cured or waived in writing by the holders of the designated senior indebtedness; and

•	in the case of a non-payment default, the earlier of (a) the date on which such non-payment default is cured or waived in writing by the holders of the designated senior indebtedness or the designated senior indebtedness is paid in full in cash or (b) 179 calendar days after the receipt of the payment blockage notice.

No more than one period of payment blockage with respect to a non-payment default may exist in any 360 calendar day period.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice, unless the default was waived or cured for 90 consecutive calendar days.

The subordination provisions will not prevent the occurrence of any event of default under the indenture.

If the trustee, the paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash of all unpaid senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of note holders in respect of all funds collected or held by the trustee.

“Designated senior indebtedness” means indebtedness outstanding under our senior credit facility and any other senior indebtedness that at the time of determination has an aggregate principal amount outstanding of at least $25.0 million if the instrument governing such senior indebtedness expressly states that such indebtedness is “designated senior indebtedness” for purposes of the indenture.

“Senior indebtedness” means all obligations under our senior credit facility, hedging obligations and any other indebtedness unless the instrument creating or evidencing such indebtedness expressly provides that such indebtedness is not senior or superior in right of payment to the notes, including other obligations, such as fees, expenses, reimbursement obligations arising from letters of credit, indemnities and other obligations specified in the documents governing such senior indebtedness, and all renewals, extensions, modifications, amendments or refinancings thereof; provided, that in no event shall senior indebtedness include:

•	to the extent that it may constitute indebtedness, any obligation for federal, state, local or other taxes;

•	any indebtedness among or between Advanced Medical Optics and any subsidiary of Advanced Medical Optics, unless and for so long as such indebtedness has been pledged to secure obligations to a third party;

•	to the extent that it may constitute indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained in the ordinary course of business;

•	indebtedness evidenced by the notes;

•	indebtedness of such person that is expressly subordinate or junior in right of payment to any other indebtedness of such person;

•	to the extent that it may constitute indebtedness, any obligation owing under leases (other than capital lease obligations) or management agreements; and

•	any obligation that by operation of law is subordinate to any general unsecured obligations of such person.

Limitation on Layering

The indenture provides that we may not incur any indebtedness that is contractually senior in right of payment to the notes and contractually subordinate in right of payment to any other of our indebtedness.

Consolidation, Merger and Sale of Assets by Advanced Medical Optics

The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Advanced Medical Optics is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Advanced Medical Optics, and Advanced Medical Optics shall be discharged from its obligations, under the notes, the indenture and the registration rights agreement.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Advanced Medical Optics “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety”

under New York law, which governs the indenture and the notes, or under the laws of Delaware, Advanced Medical Optics’ state of incorporation. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Advanced Medical Optics may be uncertain.

An assumption by any person of Advanced Medical Optics’ obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay any interest (including contingent interest, if any) and additional interest, if any, on the notes when due and such failure continues for a period of 30 calendar days, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to pay principal of the notes when due at maturity, or we fail to pay the redemption price or repurchase price, in respect of any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	upon conversion of any note, we fail to deliver the conversion value when due, whether due in cash or cash and shares of common stock, as the case may be, and such failure continues for a period of 5 days thereafter;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we fail to perform or observe any other term, covenant or agreement in the notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	we fail to pay principal of our indebtedness for borrowed money in an aggregate amount of $25.0 million or more when due upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at lest 25% in aggregate principal amount of the notes then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization.

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest (including contingent interest, if any) or additional interest, if any, on the notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us, the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes to be due and payable (a) if our senior credit facility is in effect, immediately upon the earlier of (1) the declaration of acceleration of indebtedness under the senior credit facility and (2) the fifth business day after written notice of the declaration by the trustee or holders is given to the agent under our senior credit facility; or (b) if our senior credit facility is no longer in effect, immediately. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including contingent interest, if any) and additional interest, if any, on all notes; (2) the principal amount of any notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent interest, if any) and additional interest, if any; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes.

Waiver

The holders of a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including contingent interest, if any) or additional interest, if any, on any note when due;

•	our failure to convert any note as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by Advanced Medical Optics or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding) to:

•	extend the maturity of any note;

•	reduce the rate or extend the time for payment of interest (including contingent interest, if any) on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	impair the right of a holder to institute suit for payment of any note;

•	change the currency in which any note is payable;

•	change our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any note at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any note upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any note or reduce the cash and number of shares of our common stock, if any, or any other property, if any, receivable upon conversion pursuant to the terms of the indenture;

•	modify, in any material respect, the subordination provisions of the indenture in a manner adverse to the holders;

•	change our obligation to maintain an office or agency New York City;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

•	provide for conversion rights of holders of notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the notes;

•	provide for the assumption of our obligations to the holders of notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	add to our covenants for the benefit of the holders of notes;

•	surrender any right or power conferred upon us;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of notes in any material respect;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of notes in any material respect; and

•	provide for a successor trustee.

Other

No modification or amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness then outstanding unless the holders of such senior indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Form, Denomination and Registration

The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

Notes are evidenced by a global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay principal of, and interest (including contingent interest, if any) and additional interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary, or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days or there is an event of default under the notes, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue notes in certificated form in exchange for the global notes.

Neither we, the trustee, registrar, paying agent nor conversion agent has any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

Upon consummation of the original issuance of the notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file the shelf registration statement of which this prospectus forms a part. A holder who elects to sell notes or common stock issued upon conversion of the notes pursuant to this registration statement will be:

•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

•	Pursuant to the registration rights agreement, we will use our reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part effective until the earliest of:

•	the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver a selling securityholder election and questionnaire have been registered under the shelf registration statement and sold in accordance with it;

•	the date when all of the notes and common stock issuable upon conversion of the notes have been sold pursuant to Rule 144 under the Securities Act;

•	the date on which the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; and

•	the date when all of the notes and common stock issuable upon conversion of the notes cease to be outstanding.

We may suspend the holders’ use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed 45 calendar days in any 90 calendar-day period (except as described below), and suspension periods shall not exceed an aggregate of 120 calendar days in any 360 calendar-day period. We may suspend the holders’ use of the prospectus for up to 60 calendar days in any 90 calendar-day period under certain circumstances relating to certain acquisitions, financings, recapitalizations, business combinations or other similar transactions.

Upon our receipt of a completed election and questionnaire from a holder after the initial shelf registration statement of which this prospectus forms a part is declared effective, together with any other information we may reasonably request following the effectiveness, we will, within 15 business days, file any amendments to such shelf registration statement or additional shelf registration statements or supplements to the related prospectus as are necessary to permit such holder to deliver a prospectus to purchasers of the notes and common stock issuable upon conversion of such holder’s notes, and use our reasonable best efforts to cause any required post-effective amendment or additional shelf registration statement with respect thereto to be declared effective within 45 calendar days.

We will pay predetermined additional interest to holders of notes on any interest payment date if this prospectus is unavailable for periods in excess of those permitted above. Such additional interest will accrue during the additional period this prospectus is unavailable. You should refer to the registration rights agreement for a description of these liquidated damages. We will have no other liabilities for monetary damages with respect to our registration obligations. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive additional interest with respect to those shares of common stock in the event of a registration default.

Repurchase and Cancellation

We may, to the extent permitted by law and the terms of the indenture, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the notes or any common stock issued upon conversion and prospective purchasers, if any, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of notes upon the request of that holder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations of the purchase, ownership, conversion, and other disposition of the notes and of the common stock received upon a conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and Non-U.S. Holders (as defined below)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships or their partners, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion, and other disposition of the notes and common stock received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or shares of common stock that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or shares of common stock received upon a conversion of notes.

Classification of the Notes

Pursuant to the terms of the indenture, we and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion describes the treatment of the notes in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at a rate different from the “comparable yield” rate described below.

U.S. Holders

Interest Income

Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity or underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments with respect to the notes.

Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 6.90% compounded semi-annually.

We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find More Information.”

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Adjustments to Interest Accruals on the Notes

If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

Notes Purchased at Other than the Adjusted Issue Price

A U.S. Holder acquiring a note for an amount other than its “adjusted issue price,” as defined above under “—Interest Income”, will generally accrue original issue discount and make adjustments to such accruals in accordance with the rules described above under “—Interest Income.” To the extent that a U.S. Holder’s adjusted tax basis in the note differs from the note’s adjusted issue price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of original issue discount accruing over the remaining term of the note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder’s adjusted tax basis in the note will be increased or decreased, as the case may be, to reflect such adjustment.

Sale, Exchange, Conversion, Repurchase, or Redemption

Generally, the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend, and each holder agrees in the indenture, to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase, or redemption of a note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

A U.S. Holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Dividend on Common Stock

If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2008, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder will generally be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock subject to applicable restrictions.

Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. Long term capital gain is eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Non-U.S. Holders

Notes

All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected by such Non-U.S. Holder of a trade or business in the United States, and (vi) to the extent the payments on the notes are described in section 871(h)(4)(A)(i), our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders—Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (b) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the Service.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and UBS Securities LLC (the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are initially convertible. However, the number of shares of common stock into which the notes are initially convertible is subject to adjustment as provided in “Description of Notes—Conversion Rights—Conversion Rate Adjustments” and resulting from payment of any make whole amount as provided in “Description of Notes—Determination of the Make Whole Amount.” Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

The principal amounts of the notes provided in the table below are based on information provided to us by each of the selling securityholders on or before December 2, 2005, and the percentages are based on $150,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 21.0084 shares of common stock per $1,000 principal amount of notes.

Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(3)
Aristeia International Limited(4)	9,020,000	6.0%	189,495	189,495	*	*
Aristeia Trading LLC (5)(6)	1,980,000	1.3%	41,596	41,596	*	*
Basso Fund Ltd.(7)	244,000	*	9,026	5,126	*	*
Basso Holdings Ltd.(8)	792,000	*	16,638	16,638	*	*
Basso Multi-Strategy Holding Fund Ltd.(9)	712,000	*	26,757	14,957	*	*
BNP Paribas Equity Strategies, SNC (10)(26)	7,980,000	5.3%	167,647	167,647	*	*
CALAMOS® Market Neutral Fund—CALAMOS® Investment Trust	4,000,000	2.7%	84,033	84,033	*	*
Centennier Fund Limited	5,000,000	3.3%	105,042	105,042	*	*
Citadel Equity Fund Ltd. (10)(11)	16,500,000	11.0%	567,395	346,638	*	*
Citigroup Global Markets Inc. (5)(12)	1,000,000	*	21,008	21,008	*	*
Continental Assurance Company on behalf of its SC-Parte Account (E) (10)	500,000	*	10,504	10,504	*	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP(26)	1,824,000	1.2%	38,319	38,319	*	*
Fore Convertible Master Fund, Ltd.	3,000,000	2.0%	63,025	63,025	*	*
Fore Erisa Fund, Ltd.	500,000	*	10,504	10,504	*	*
Froley Revy Convertible Arbitrage Offshore	250,000	*	5,252	5,252	*	*
Guggenheim Portfolio Company VIII (Cayman), Ltd. (10)(13)	300,000	*	6,302	6,302	*	*
HBMC LLC (14)	5,000,000	3.3%	(15)	105,042	(15)
Highbridge International LLC (16)	15,000,000	10.0%	(17)	315,126	(17)
JP Morgan Securities Inc (5)	1,250,000	*	26,260	26,260	*	*
Kamunting Street Master Fund, Ltd.	2,000,000	1.3%	42,016	42,016	*	*
KBC Financial Products USA Inc. (5)(18)	2,500,000	1.7%	52,521	52,521	*	*
Lyxor/Convertible Arbitrage Fund Limited (26)	612,000	*	12,857	12,857	*	*
Man Mac I Limited (19)	1,500,000	1.0%	31,512	31,512	*	*
Nomura Securities International (5)	3,500,000	2.3%	88,591	73,529	*	*
Piper Jaffray & Co. (5)	2,000,000	1.3%	42,016	42,016	*	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio (20)	6,000,000	4.0%	126,050	126,050	*	*
RBC Capital Markets (5)	6,000,000	4.0%	126,050	126,050	*	*
Singlehedge US Convertible Arbitrage Fund (26)	696,000	*	14,621	14,621	*	*
Sturgeon Limited (27)	888,000	*	18,655	18,655	*	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Bond Master Limited	250,000	*	(21)	5,252	(21)
UBS Securities LLC (5)	5,500,000	3.7%	115,546	115,546	*	*
Vicis Capital Master Fund(22)	8,000,000	5.3%	168,067	168,067	*	*
Waterstone Market Neutral Master Fund, Ltd.	1,766,000	1.2%	37,100	37,100	*	*

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock That May Be Sold(1)		Percentage of Common Stock Outstanding(3)
All other holders of notes or future transferees, pledges, donees, assignees, or successors of any such holders (23)	33,936,000	22.6%	712,941	712,941		1.0%

Total	$150,000,000	100.0%	—	3,151,260	(24)	4.5	%(25)

*	Represents less than 1% of the notes outstanding.
**	Represents less than 1% of the common stock outstanding.
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 21.0084 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights—Make Whole Amount” and “Description of the Notes – Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).
(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 67,618,402 common shares outstanding as of November 30, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.
(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr. and Anthony Frascella.
(5)	Selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, written or otherwise, with any person to, directly or indirectly, distribute the notes.
(6)	Aristeia Advisors LLC is the investment manager for Aristeia Trading LLC. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr. and Anthony Frascella.
(7)	Basso Asset Management, L.P. (“Basso”) is the Investment Manager to Basso Fund Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims ultimate beneficial ownership of the shares.
(8)	Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Holdings Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims ultimate beneficial ownership of the shares.
(9)	Basso Asset Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (the “Fund”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims ultimate beneficial ownership of the shares.
(10)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, written or otherwise, with any person to, directly or indirectly, distribute the notes.
(11)	Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.
(12)	Citigroup Global Markets Inc. is a wholly owned subsidiary of Citigroup Inc.
(13)	The sole shareholder of Guggenheim Portfolio Company VIII (Cayman) Ltd. is Guggenheim Portfolio Company VIII, LLC. The limited liability company manager of Guggenheim Portfolio Company VIII, LLC is Guggenheim Advisors, LLC. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers. With respect to the allocation of “new issue” securities to Guggenheim Portfolio Company VIII (Cayman) Ltd., Guggenheim Portfolio Company VIII, LLC has in place procedures to carve-out investors that are “restricted persons” (within the meaning of NASD Conduct rule 2790) from participating in the profits and losses of “new issues”.
(14)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of HBMC LLC (“HBMC”) and consequently has voting control and investment discretion over securities held by HBMC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HBMC.
(15)	Selling securityholder has informed us that it holds $7,425,000 in aggregate principal amount of our 2.5% Convertible Senior Subordinated Notes due 2024, or our 2.5% Notes. As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any 2.5% Notes converted after December 15, 2004, on conversion, each holder of 2.5% Notes will receive (A) a cash amount equal to the aggregate principal amount of the 2.5% Notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of the 2.5% Notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture relating to the 2.5% Notes). The initial conversion rate of the 2.5% Notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the 2.5% Notes, subject to adjustment as described in the prospectus and the indenture relating to the 2.5% Notes. As of the date hereof, our 2.5% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.5% Notes.
(16)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.
(17)	Selling securityholder has informed us that it holds $28,425,000 in aggregate principal amount of our 2.5% Notes. See footnote (15) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.5% Notes. As of the date hereof, our 2.5% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.5% Notes.
(18)	KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.
(19)	Man-Diversified Fund II Ltd. has been identified as the Controlling Entity of Man Mac I Ltd., the beneficial owner of the securities referred to in the questionnaire. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.
(20)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.
(21)	Selling securityholder has informed us that it holds $2,500,000 in aggregate principal amount of our 2.5% Notes. See footnote (15) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.5% Notes. As of the date hereof, our 2.5% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.5% Notes.
(22)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stestney and Sky Lucas jointly control Vicis Capital LLC and exercise dispositive powers, but disclaim individual ownership of the securities.
(23)	Information about other selling securityholders will be set forth by either prospectus supplement or post-effective amendment, if required.
(24)	Represents the number of shares of common stock into which $150,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote (1) above.
(25)	Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of November 30, 2005, plus the 3,151,260 shares of common stock into which the $150,000,000 aggregate principal amount of notes is initially convertible, without giving effect to adjustments that may result from payment of any make whole amount as described under “Description of Notes—Conversion Rights—Make Whole Amount.”
(26)	Christian Menestrier is the chief executive officer of CooperNeff Advisors Inc. and exercises dispositive power with respect to the notes and voting and dispositive power with respect to the common stock underlying the notes held by this selling securityholder.
(27)	The investment advisor for this selling securityholder is CooperNeff Advisors Inc., which has sole investment control and shared voting control with respect to the notes and the common stock underlying the notes. Christian Menestrier is the chief executive officer of CooperNeff Advisors Inc.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. However, the selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes or the shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes or the shares of common stock issuable upon conversion of the notes, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and shares of common stock issuable upon conversion of the notes, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and such shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any 90-day calendar period and not to exceed an aggregate of 120 days in any 360 calendar-day period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 90 calendar-day period under certain circumstances, relating to possible acquisitions, financings, recapitalizations, business combinations or other similar transactions. If the duration of such suspension exceeds any of the these applicable periods, we have agreed to pay predetermined additional interest to holders of notes as described under “Description of the Notes—Registration Rights.”

LEGAL MATTERS

Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Advanced Medical Optics, Inc. for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the exclusions by management of the subsidiaries acquired with the Pfizer Inc. surgical ophthalmic business, which principally consist of manufacturing operations, from its assessment of internal controls over financial reporting as of December 31, 2004 because they were acquired by Advanced Medical Optics, Inc. in a purchase business combination during 2004) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of AMO for the year ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for goodwill and intangibles in 2002.

AMO has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on AMO’s past financial statements incorporated by reference in this prospectus.

The consolidated financial statements and financial statement schedule of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Surgical Ophthalmic Business (the Business), a business within Pfizer Inc.’s Global Pharmaceutical Group, as of and for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein. The audit report indicates that the combined financial statements were prepared to present the net assets to be sold and the direct revenues and direct operating expenses of the Business, pursuant to the basis of presentation as described in note 2 and the purchase agreement as described in note 11 of the combined financial statements, and are not intended to be a complete presentation of the Business’s financial position, results of operations or cash flows. Additionally, the audit report states that the fiscal year of the non-U.S. operations was changed to November 30 and the combined statement of direct revenues and direct operating expenses includes the results for the 11 months ended November 30, 2003, for the non-U.S. operations of the Pfizer Business.